Exhibit 10.10

CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, AND HAS BEEN MARKED WITH “[***]” TO INDICATE WHERE OMISSIONS HAVE BEEN MADE

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LICENSE AGREEMENT

between

ASTRAZENECA AB

and

ARCUTIS, INC.

Dated as of July 23, 2018

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TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		3

ARTICLE 2 GRANT OF RIGHTS		13

2.1	Grants to Licensee	13
2.2	Sublicenses	13
2.3	Retention of Rights; Limitations Applicable to License Grants	14

ARTICLE 3 TRANSITION, DEVELOPMENT, REGULATORY AND COMMERCIALIZATION ACTIVITIES		14

3.1	Transition Plan	14
3.2	Development	14
3.3	Regulatory Activities	15
3.4	Commercialization	16
3.5	Statements and Compliance with Applicable Law	17
3.6	Supply of Licensed Compound	17
3.7	Subcontracting	17

ARTICLE 4 PAYMENTS AND RECORDS		18

4.1	Cash Payment	18
4.2	Equity Payment	18
4.3	Milestones	19
4.4	Royalties	20
4.5	Royalty Payments and Reports	21
4.6	Mode of Payment; Offsets	21
4.7	Taxes	21
4.8	Interest on Late Payments	22
4.9	Financial Records	22
4.10	Audit	22
4.11	Audit Dispute	23

ARTICLE 5 INTELLECTUAL PROPERTY		23

5.1	Ownership of Intellectual Property	23
5.2	Maintenance and Prosecution of Patents	23
5.3	Enforcement of Patents	24
5.4	Infringement Claims by Third Parties	25
5.5	Invalidity or Unenforceability Defenses or Actions	26
5.6	Third Party Patent Rights	26
5.7	Product Trademarks	27

ARTICLE 6 CONFIDENTIALITY AND NON-DISCLOSURE		27

6.1	Confidentiality Obligations	27
6.2	Permitted Disclosures	28
6.3	Use of Name	29
6.4	Public Announcements	29

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6.5	Publications	29
6.6	Return of Confidential Information	30
6.7	Privileged Communications	30

ARTICLE 7 REPRESENTATIONS AND WARRANTIES		31

7.1	Mutual Representations and Warranties	31
7.2	Additional Representations and Warranties of AstraZeneca	31
7.3	Additional Representations and Warranties of Licensee	31
7.4	DISCLAIMER OF WARRANTIES	31
7.5	ADDITIONAL WAIVER	32
7.6	Anti-Bribery and Anti-Corruption Compliance	32

ARTICLE 8 INDEMNITY		32

8.1	Indemnification of AstraZeneca	32
8.2	Indemnification of Licensee	33
8.3	Indemnification Procedures	33
8.4	Special, Indirect and Other Losses	34
8.5	Insurance	34

ARTICLE 9 TERM AND TERMINATION		34

9.1	Term and Expiration	34
9.2	Termination	34
9.3	Rights in Bankruptcy	36
9.4	Consequences of Termination	36
9.5	Remedies	37
9.6	Accrued Rights; Surviving Obligations	37

ARTICLE 10 MISCELLANEOUS		37

10.1	Force Majeure	37
10.2	Export Control	38
10.3	Assignment	38
10.4	Severability	38
10.5	Dispute Resolution	39
10.6	Governing Law, Jurisdiction and Service	40
10.7	Notices	40
10.8	Entire Agreement; Amendments	41
10.9	Equitable Relief	41
10.10	Waiver and Non-Exclusion of Remedies	41
10.11	No Benefit to Third Parties	41
10.12	Further Assurance	41
10.13	Relationship of the Parties	42
10.14	References	42
10.15	Construction	42
10.16	Counterparts	42

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SCHEDULES

Schedule 1.12	AstraZeneca Patents
Schedule 1.13	AstraZeneca Regulatory Documentation
Schedule 3.1	Transition Plan

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LICENSE AGREEMENT

This License Agreement (the “Agreement”) is made and entered into effective as of July 23, 2018 (the “Effective Date”) by and between AstraZeneca AB, a company incorporated in Sweden under no. 556011-7482 with offices at Pepparedsleden 1, SE-431 83 Mölndal, Sweden (“AstraZeneca”) and Arcutis, Inc., a corporation incorporated in Delaware, United States having its principal place of business at 70 Willow Road, Suite 200, Menlo Park, CA 94025 (“Licensee”). AstraZeneca and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals

WHEREAS, AstraZeneca owns and controls certain intellectual property rights with respect to the Licensed Compound (as defined herein) and Licensed Products (as defined herein) in the Territory (as defined herein); and

WHEREAS, AstraZeneca wishes to grant a license to Licensee and Licensee wishes to take, a license under such intellectual property rights to develop and commercialize Licensed Products in the Field (as defined herein) in the Territory, in each case in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1 “AAA” has the meaning set forth in Section 10.5.2.

1.2 “Affiliate” means, with respect to a Party, any Person that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means: (i) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise; or (ii) the ownership, directly or indirectly, of fifty percent (50%) or more of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

1.3 “Agreement” has the meaning set forth in the preamble hereto.

1.4 “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, as amended, and any other applicable anti-bribery or anti-corruption laws and laws for the prevention of fraud, racketeering, money laundering or terrorism.

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1.5 “Anti-Corruption Law Violation” means a violation of an Anti- Corruption Law relating to the subject matter of this Agreement by or on behalf of Licensee or any of its Affiliates or its or their Sublicensees that would, if it were publicly known, in the reasonable view of AstraZeneca, have a material adverse effect on AstraZeneca or any of its Affiliates or on the reputation of AstraZeneca or any of its Affiliates because of its relationship with Licensee.

1.6 “Applicable Law” means applicable laws, rules and regulations, including any rules, regulations, legally binding guidelines or other requirements of the Regulatory Authorities that may be in effect from time to time, including the FFDCA and the Anti-Corruption Laws.

1.7 “Arbitration Notice” has the meaning set forth in Section 10.5.2.

1.8 “Arbitrators” has the meaning set forth in Section 10.5.2.

1.9 “AstraZeneca” has the meaning set forth in the preamble hereto.

1.10 “AstraZeneca Indemnitees” has the meaning set forth in Section 8.1.

1.11 “AstraZeneca Know-How” means the Information Controlled by AstraZeneca or any of its Affiliates as of the Effective Date or that is developed by AstraZeneca or any of its Affiliates at any time during the Term that is (i) not generally known and (ii) reasonably necessary for the Exploitation of the Licensed Compound or a Licensed Product in the Field, but excluding any Information to the extent covered or claimed by published AstraZeneca Patents.

1.12 “AstraZeneca Patents” means the Patents set forth on Schedule 1.12.

1.13 “AstraZeneca Regulatory Documentation” means the Regulatory Documentation Controlled by AstraZeneca or any of its Affiliates and identified on Schedule 1.13. At Licensee’s request, and subject to AstraZeneca’s reasonable discretion, AstraZeneca Regulatory Documentation may also include such other Regulatory Documentation related to the Licensed Compound and Controlled by AstraZeneca or any of its Affiliates, that is necessary for the Development of a Licensed Product in the Field, and specifically identified by the Licensee after the Effective Date.

1.14 “Auditor” has the meaning set forth in Section 4.11.

1.15 “Authorized Generic Version” means, with respect to a pharmaceutical product, any other pharmaceutical product that (i) is sold under the Drug Approval Application for the first product or any supplement or amendment thereto, (ii) is sold under a different Trademark than the first product and (iii) has a National Drug Code, or NDC, number that differs from the NDC number for the first product (other than on a temporary basis as may be necessary to launch the second product in the Territory).

1.16 “Breaching Party” has the meaning set forth in Section 9.2.1.

1.17 “Business Day” means a day other than a Saturday or Sunday or a day on which banking institutions in New York are permitted or required to be closed.

1.18 “Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date and the last Calendar Quarter shall end on the last day of the Term.

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1.19 “Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.

1.20 “Cause” has the meaning set forth in Section 9.2.4(b).

1.21 “cGMP” means current standards of good manufacturing practice, as amended from time to time, related to the manufacture of Licensed Compound as set forth in the United States Code of Federal Regulations (CFR) 21 CFR Parts 11, 210, 211, 600-800 and 820, European Commission Directive 2003/94/EC, Eudralex Volume 4 and 93/42/EEC.

1.22 “Change of Control” means, with respect to a Party, any of the following events: (a) any Third Party becomes the beneficial owner, directly or indirectly, as a result of a single transaction or a series of related transactions, of 50% or more of the total voting power of all classes of shares of capital stock or other interests of such Party (or, if applicable, a parent of such Party) then outstanding and normally entitled to vote in the general election of directors of such Party (“Voting Stock”), (b) such Party (or, if applicable, a parent of such Party) consolidates with or merges into a Third Party, or any such Third Party consolidates with or merges into such Party (or, if applicable, a parent of such Party), in either event pursuant to a transaction in which 50% or more of the total voting power of all Voting Stock of the surviving entity then outstanding is not held by the Persons holding at least 50% of the total voting power of all Voting Stock of such Party (or, if applicable, a parent of such Party) outstanding immediately prior to such consolidation or merger; or (c) such Party (or, if applicable, a parent of such Party) conveys, transfers or leases all or substantially all of its assets to a Third Party.

1.23 “CMO” has the meaning set forth in Section 3.6.3.

1.24 “Combination Product” means a Licensed Product that is comprised of or contains the Licensed Compound as an active ingredient together with one (1) or more other active ingredients or Delivery Systems and is sold either as a fixed dose/unit or as separate doses/units in a single package.

1.25 “Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of or sale of a Licensed Product, including activities related to marketing, promoting, distributing and importing such Licensed Product and interacting with Regulatory Authorities regarding any of the foregoing. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization and “Commercialized” has a corresponding meaning.

1.26 “Commercially Reasonable Efforts” means, with respect to the performance of Development, Commercialization or Manufacturing activities with respect to the Licensed Compound or a Licensed Product by Licensee, the carrying out of such activities using efforts and resources comparable to the efforts and resources commonly used in the research- based biopharmaceutical industry for compounds or products of similar market potential at a similar stage in development or product life. “Commercially Reasonable Efforts” shall be determined on a country-by-country (or region-by-region, where applicable) and indication-by- indication basis, without regard to the particular circumstances of Licensee, including any other product opportunities of Licensee and without regard to any payments owed by Licensee to AstraZeneca under this Agreement.

1.27 “Confidential Information” has the meaning set forth in Section 6.1.

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1.28 “Control” means, with respect to any item of Information, Regulatory Documentation, material, Patent or other intellectual property right, possession of the right, whether directly or indirectly and whether by ownership, license or otherwise (other than by operation of the license and other grants in Section 2.1), to grant a license, sublicense or other right (including the right to reference Regulatory Documentation) to or under such Information, Regulatory Documentation, Patent or other intellectual property right as provided for herein without violating the terms of any agreement with any Third Party.

1.29 “Delivery System” means any delivery system comprising equipment, instrumentation, one or more devices, or other components designed to assist in, or useful for, the administration of the Licensed Compound.

1.30 “Development” means all activities related to research, pre-clinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, clinical studies, including Manufacturing in support thereof, statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval. When used as a verb, “Develop” means to engage in Development.

1.31 “Dermatological Indications” means diseases of the skin and subcutaneous tissue according to ICD-10 chapter XII.

1.32 “Dispute” has the meaning set forth in Section 10.5.

1.33 “Dollars” or “$” means United States Dollars.

1.34 “Drug Approval Application” means a New Drug Application as defined in the FFDCA or any corresponding foreign application in the Territory, including, with respect to the European Union, a Marketing Authorization Application filed with the EMA pursuant to the centralized approval procedure or with the applicable Regulatory Authority of a country in Europe with respect to the mutual recognition or any other national approval.

1.35 “Effective Date” has the meaning set forth in the preamble hereto.

1.36 “EMA” means the European Medicines Agency and any successor agency thereto.

1.37 “European Union” means the economic, scientific and political organization of member states as it may be constituted from time to time, specifically including any country that was a European Union member state as of the Effective Date, whether or not such country is a participating member as of the applicable time.

1.38 “Exploit” means to make, have made, import, use, sell or offer for sale, including to research, Develop, Commercialize, register, Manufacture, have Manufactured, hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market or have sold or otherwise dispose of. “Exploitation” means the act of Exploiting a compound, product or process.

1.39 “FDA” means the United States Food and Drug Administration and any successor agency thereto.

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1.40 “FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).

1.41 “Field” means all diagnostic, prophylactic and therapeutic uses of a topical product in humans solely for Dermatological Indications.

1.42 “Financing” shall mean the successful completion of the issuance and sale of Series B Convertible Preferred Stock shares by the Licensee which raises gross proceeds to Licensee of at least [***] ([***]).

1.43 “Financing Period” shall mean the period of [***] from the Effective Date.

1.44 “First Commercial Sale” means, with respect to a Licensed Product and a country, the first sale to a Third Party for monetary value for use or consumption by the end user of such Licensed Product in such country after Regulatory Approval for such Licensed Product has been obtained in such country. Sales for clinical trial purposes and sales prior to receipt of Regulatory Approval for such Licensed Product, such as so-called “treatment IND sales,” “named patient sales,” and “compassionate use sales,” shall not be construed as a First Commercial Sale.

1.45 “GAAP” means, with respect to a Party or its Affiliates or its or their sublicensees, United States generally accepted accounting principles, International Financial Reporting Standards or such other similar national standards as such Party, Affiliates or its or their sublicense adopts, in each case, consistently applied.

1.46 “Generic Product” means, with respect to a particular mode of administration and dosage strength of a Licensed Product, any other prescription pharmaceutical product that (i) contains the same active ingredient(s) as such Licensed Product, (ii) has the same mode of administration and dosage strength as such Licensed Product and (ii) is “therapeutically equivalent” as evaluated by the FDA, applying the definition of “therapeutically equivalent” set forth in the preface to the FDA’s Orange Book: Approved Drug Products with Therapeutic Equivalence Evaluations (the “Orange Book”) (or, with respect to any country in the Territory outside the United States, is similarly substitutable under equivalent Applicable Law in such country), to such Licensed Product.

1.47 “Hatch-Waxman Act” means the U.S. “Drug Price Competition and Patent Term Restoration Act” of 1984, as set forth at 21 U.S.C. §355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV).

1.48 “Improvements” means any invention, discovery, development or modification with respect to the Licensed Compound or a Licensed Product or relating to the Exploitation thereof, whether or not patented or patentable, including any enhancement in the efficiency, operation, Manufacture, ingredients, preparation, presentation, formulation, means of delivery (including the development of any Delivery System or enhancement thereto) or dosage of such Licensed Compound or Licensed Product, any discovery or development of any new or expanded indications for such Licensed Compound or Licensed Product, or any discovery or development that improves the stability, safety or efficacy of such Licensed Compound or Licensed Product.

1.49 “IND” means (i) an investigational new drug application filed with the FDA for authorization to commence clinical studies and its equivalent in other countries or regulatory jurisdictions and (ii) all supplements and amendments that may be filed with respect to the foregoing.

1.50 “Indemnification Claim Notice” has the meaning set forth in Section 8.3.

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1.51 “Indemnified Party” has the meaning set forth in Section 8.3.

1.52 “Information” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including: biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, assays and biological methodology, in each case (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed.

1.53 “Infringement” has the meaning set forth in Section 5.3.1.

1.54 “Initial Post-Termination Payment” has the meaning set forth in 9.4.1(b).

1.55 “Inventory” has the meaning set forth in Section 3.6.1.

1.56 “Invoiced Sales” has the meaning set forth in the definition of “Net Sales.”

1.57 “License Shares” shall have the meaning set forth in Section 4.2.

1.58 “Licensed Compound” means the pharmaceutical compound known as

1.59 “Licensed Product” means any product that is comprised of or contains the Licensed Compound, alone or in combination with one or more other active ingredients, in any and all topical forms, presentations, dosages and formulations, each of which shall be administered solely by direct application to the skin. For clarity, “Licensed Product” shall include any Delivery Systems that are sold with, or for the administration of, such Licensed Compound.

1.60 “Licensee” has the meaning set forth in the preamble hereto.

1.61 “Licensee Indemnitees” has the meaning set forth in Section 8.2.

1.62 “Licensee Know-How” means all Information Controlled by Licensee or any of its Affiliates or its or their Sublicensees as of the Effective Date or that is developed by Licensee or any of its Affiliates or its or their Sublicensees after the Effective Date and at any time during the Term that is (i) not generally known and (ii) reasonably necessary for the Exploitation of the Licensed Compound or a Licensed Product or any Improvement thereto, but excluding any Information to the extent covered or claimed by published Licensee Patents.

1.63 “Licensee Patents” means all of the Patents Controlled by Licensee or any of its Affiliates or its or their Sublicensees as of the Effective Date or at any time during the Term that are reasonably necessary or useful for the Exploitation of the Licensed Compound or a Licensed Product or any Improvement thereto.

1.64 “Losses” has the meaning set forth in Section 8.1.

1.65 “Major Market” means any of the following countries: United States, Italy, Spain, Germany, United Kingdom, France, China or Japan.

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1.66 “Manufacture” and “Manufacturing” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping and holding of a product or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control.

1.67 “Milestone Event” means each of the event identified as a milestone event in Section 4.3.1 or Section 4.3.2.

1.68 “Net Sales” means, with respect to a Licensed Product for any period, the gross amount billed or invoiced by Licensee, its Affiliates or its or their Sublicensees (including distributors of Authorized Generic Versions of Licensed Product(s)) to Third Parties for the sale of a Licensed Product (the “Invoiced Sales”), less deductions for:

1.68.1 normal and customary trade, quantity and prompt settlement discounts (including chargebacks and allowances) actually allowed;

1.68.2 amounts repaid or credited by reason of rejection, return or recall of goods, rebates or bona fide price reductions;

1.68.3 freight, postage, shipping and insurance expenses to the extent that such items are included in the gross amount invoiced;

1.68.4 customs and excise duties and other Taxes or duties related to the sales to the extent that such items are included in the gross amount invoiced;

1.68.5 rebates and similar payments made with respect to sales paid for by any governmental or regulatory authority such as, by way of illustration and not in limitation of the Parties’ rights hereunder, Federal or state Medicaid, Medicare or similar state program or equivalent foreign governmental program;

1.68.6 the portion of administrative fees paid during the relevant time period to group purchasing organizations or pharmaceutical benefit managers relating to such Licensed Product; and

1.68.7 that portion of the annual fee on prescription drug manufacturers imposed by the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (as amended) that Licensee, its Affiliate or its or their Sublicensee, as applicable, allocates to sales of the Licensed Products in accordance with AstraZeneca’s, its Affiliate’s or its or their Sublicensee’s standard policies and procedures consistently applied across its products, as applicable.

Any of the deductions listed above that involves a payment by Licensee, its Affiliates or its or their Sublicensees shall be taken as a deduction in the Calendar Quarter in which the payment is accrued by such entity. For purposes of determining Net Sales, a Licensed Product shall be deemed to be sold when invoiced and a “sale” shall not include transfers or dispositions of such Licensed Product for pre-clinical or clinical purposes or as samples, in each case, without charge. Licensee’s, its Affiliates’ or its or their Sublicensees’ transfer of any Licensed Product to an Affiliate or Sublicensee shall not result in any Net Sales, unless such Licensed Product is consumed or administered by such Affiliate or Sublicensee in the course of its commercial activities. With respect to any Licensed Product that is consumed or administered by Licensee or its Affiliates or its or their Sublicensees, Net Sales shall include any amount billed or invoiced to Third Parties with respect to such consumption or administration, including any services provided in connection therewith.

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In the event that a Licensed Product is sold in any country in the form of a Combination Product, Net Sales of such Combination Product shall be adjusted by multiplying actual Net Sales of such Combination Product in such country calculated pursuant to the foregoing definition of “Net Sales” by the fraction A/(A+B), where A is the average invoice price in such country of any Licensed Product that contains the same Licensed Compound(s) as such Combination Product as its sole active ingredient(s) (and without a Delivery System), if sold separately in such country and B is the average invoice price in such country of each product that contains active ingredient(s) other than the Licensed Compound(s) contained in such Combination Product as its sole active ingredient(s) (or the Delivery System on a stand-alone basis if applicable), if sold separately in such country; provided that the invoice price in a country for each Licensed Product that contains only the Licensed Compound(s) and each product that contains solely active ingredient(s) other than the Licensed Compound(s) included in the Combination Product shall be for a quantity comparable to that used in such Combination Product and of substantially the same class, purity and potency. If either such Licensed Product that contains the Licensed Compound(s) as its sole active ingredient or a product that contains an active ingredient (other than the Licensed Product) in the Combination Product as its sole active ingredient(s) (or the Delivery System) is not sold separately in a particular country, the Parties shall negotiate in good faith a reasonable adjustment to Net Sales in such country that takes into account the medical contribution to the Combination Product of and all other factors reasonably relevant to the relative value of, the Licensed Compound(s), on the one hand and all of the other active ingredient(s) and Delivery System components, collectively, on the other hand.

In the case of pharmacy incentive programs, hospital performance incentive programs, chargebacks, disease management programs, similar programs or discounts on portfolio product offerings, all rebates, discounts and other forms of reimbursements shall be allocated among products on the basis on which such rebates, discounts and other forms of reimbursements were actually granted or, if such basis cannot be determined, in accordance with Licensee’s, its Affiliates’ or its or their Sublicensees’ existing allocation method; provided that any such allocation to a Licensed Product shall be (i) done in accordance with Applicable Law, including any price reporting laws, rules and regulations and (ii) subject to clause (i), in no event no greater than a pro rata allocation, such that the portion of each of foregoing rebates, discounts and other forms of reimbursements shall not be included as deductions from Invoiced Sales hereunder in any amount greater than the proportion of the undiscounted dollar value of such Licensed Product sold by Licensee, its Affiliates or its or their Sublicensees to Third Parties hereunder compared to the undiscounted dollar value of all the products sold by Licensee, such Affiliates and such Sublicensees to Third Parties to which such foregoing rebate, discount or other form of reimbursement, as applicable, are granted.

Subject to the above, Net Sales shall be calculated in accordance with the standard internal policies and procedures of Licensee, its Affiliates or its or their Sublicensees, which must be in accordance with GAAP.

1.69 “Non-Breaching Party” has the meaning set forth in Section 9.2.1

1.70 “Non-Prosecuting Party” has the meaning set forth in Section 5.2.2.

1.71 “Notice Period” has the meaning set forth in Section 9.2.1.

1.72 “Party” and “Parties” have the meaning set forth in the preamble hereto.

1.73 “Patents” means: (i) all national, regional and international patents and patent applications, including provisional patent applications; (ii) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted

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provisionals and continued prosecution applications; (iii) any and all patents that have issued or in the future issue from the foregoing patent applications ((i) and (ii)), including utility models, petty patents, innovation patents and design patents and certificates of invention; (iv) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((i), (ii) and (iii)); and (v) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

1.74 “Payment” has the meaning set forth in Section 4.7.1.

1.75 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.76 “Phase II Study” shall mean (i) a human clinical study conducted in any country that would satisfy the requirements of 21 CFR 312.21(b) and that is designed or intended to explore a variety of doses, dose response and duration of effect to generate initial evidence of clinical safety and activity in a target patient population, or (ii) an equivalent clinical study required by a Regulatory Authority in a jurisdiction outside of the United States. For clarity, the Parties acknowledge and agree that Licensee’s proof of concept study “A Phase 1/2a Single Dose and 28- day Parallel Group, Double Blind, Vehicle-Controlled Study of the Safety, Pharmacokinetics and Efficacy of ARQ-151 Cream 0.5% and 0.15% in Adults with Mild to Moderate Chronic Plaque Psoriasis” (NCT03392168), shall be excluded from the definition of Phase II Study and shall not be considered a Phase II Study for purposes of this Agreement.

1.77 “Post-Termination Royalty” has the meaning set forth in Section 9.4.1(b).

1.78 “Post-Termination Royalty Period” has the meaning set forth in Section 9.4.1(b).

1.79 “Product Trademarks” means the Trademarks used or to be used by Licensee or its Affiliates or its or their Sublicensees for the Commercialization of Licensed Products in the Territory.

1.80 “Prosecuting Party” has the meaning set forth in Section 5.2.2.

1.81 “Regulatory Approval” means, with respect to a country in the Territory, any and all approvals (including Drug Approval Applications), licenses, registrations or authorizations of any Regulatory Authority necessary to commercially distribute, sell or market a Licensed Product or any Improvement thereto in such country, including, where applicable, (i) pricing or reimbursement approval in such country, (ii) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto) and (iii) labeling approval.

1.82 “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Exploitation of Licensed Compound or Licensed Products or any Improvement thereto in the Territory, including the FDA in the United States and the EMA in the European Union.

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1.83 “Regulatory Documentation” means: all (i) applications (including all INDs and Drug Approval Applications), registrations, licenses, authorizations and approvals (including Regulatory Approvals); (ii) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all adverse event files and complaint files; and (iii) clinical and other data contained or relied upon in any of the foregoing; in each case ((i), (ii) and (iii)) relating to the Licensed Compound or a Licensed Product or any Improvement thereto.

1.84 “Representatives” has the meaning set forth in Section 7.6.

1.85 “Retained Rights” mean, with respect to the Licensed Compound and Licensed Products, the rights of AstraZeneca, its Affiliates and its and their licensors, (sub)licensees and contractors to (i) perform its and their obligations under this Agreement; (ii) develop, obtain and maintain regulatory approvals for and to Manufacture, Commercialize and otherwise Exploit any compound or product, other than the Licensed Compound or Licensed Products, in any field (including the Field) anywhere in the Territory and (iii) develop, obtain and maintain regulatory approvals for and to Manufacture, Commercialize and otherwise Exploit any compound or product (including the Licensed Compound and Licensed Products) outside the Field anywhere in the Territory; and (iv) Manufacture and Develop and otherwise use the Licensed Compound or Licensed Products in the Field or in the Territory for Exploitation outside of the Field or outside the Territory.

1.86 “Royalty Term” means, with respect to each Licensed Product and each country in the Territory, on a country-by-country basis, the period beginning on the date of the First Commercial Sale of such Licensed Product in such country and ending on the latest to occur of: (a) the expiration of the last-to-expire AstraZeneca Patent in such country that contains a Valid Claim; and (b) the 10th anniversary of the First Commercial Sale of such Licensed Product in such country.

1.87 “Senior Officer” means, with respect to AstraZeneca, its Vice President, Scientific Partnering & Alliances and with respect to Licensee, its Chief Executive Officer.

1.88 “Specifications” means the written specifications for the Licensed Compound submitted to the applicable Regulatory Authority.

1.89 “Sublicensee” means a Person, other than an Affiliate, that is granted a sublicense by Licensee or its Affiliate under the grants in Section 2.1, as provided in Section 2.2, including any distributors of Authorized Generic Versions of a Licensed Product, irrespective of whether such distributor is granted a sublicense hereunder (but otherwise excluding any distributors and/or wholesalers).

1.90 “Tax” or “Taxation” means any form of tax or taxation, levy, duty, charge, social security charge, contribution, or withholding of whatever nature (including any related fine, penalty, surcharge or interest) imposed by, or payable to, a Tax Authority.

1.91 “Tax Authority” means any government, state or municipality, or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official anywhere in the world, authorized to levy Tax.

1.92 “Term” has the meaning set forth in Section 9.1.

1.93 “Terminated Territory” means each country with respect to which this Agreement is terminated by AstraZeneca pursuant to Section 9.4.2.

1.94 “Termination Notice” has the meaning set forth in Section 9.2.1.

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1.95 “Territory” means the entire world.

1.96 “Third Party” means any Person other than AstraZeneca, Licensee and their respective Affiliates.

1.97 “Third Party Claims” has the meaning set forth in Section 8.1.

1.98 “Third Party Infringement Claim” has the meaning set forth in Section 5.4.

1.99 “Third Party Patent Right” has the meaning set forth in Section 5.6.

1.100 “Trademark” means any word, name, symbol, color, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo or business symbol, whether or not registered.

1.101 “United States” or “U.S.” means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).

1.102 “Valid Claim” means (i) a claim of any issued and unexpired Patent whose validity, enforceability or patentability has not been affected by (a) irretrievable lapse, abandonment, revocation, dedication to the public or disclaimer or (b) a holding, finding or decision of invalidity, unenforceability or non-patentability by a court, governmental agency, national or regional patent office or other appropriate body that has competent jurisdiction, such holding, finding or decision being final and unappealable or unappealed within the time allowed for appeal or (ii) a claim of a pending Patent application that was filed and is being prosecuted in good faith and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application; provided that such pending Patent application has not been pending for more than seven (7) years.

1.103 “VAT” has the meaning set forth in Section 4.7.2.

1.104 “Voting Stock” has the meaning set forth in the definition of “Change of Control.”

ARTICLE 2

GRANT OF RIGHTS

2.1 Grants to Licensee. Subject to Sections 2.2 and 2.3 and the other terms and conditions of this Agreement, AstraZeneca hereby grants to Licensee:

2.1.1 an exclusive (including with regard to AstraZeneca and its Affiliates) license (or sublicense), with the right to grant sublicenses in accordance with Section 2.2, under the AstraZeneca Patents and the AstraZeneca Know-How, to Exploit the Licensed Compound and Licensed Products in the Field in the Territory; and

2.1.2 an exclusive (including with regard to AstraZeneca and its Affiliates) license and right of reference, with the right to grant sublicenses and further rights of reference in accordance with Section 2.2, under the AstraZeneca Regulatory Documentation as necessary to Exploit the Licensed Compound and Licensed Products in the Field in the Territory.

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2.2 Sublicenses. Licensee shall have the right to grant sublicenses (or further rights of reference), through multiple tiers of sublicensees, under the licenses and rights of reference granted in Section 2.1, to its Affiliates and other Persons; provided that any such sublicenses shall be consistent with, and expressly made subject and subordinate to, the terms and conditions of this Agreement. Licensee shall cause each Sublicensee to comply with the applicable terms and conditions of this Agreement, as if such Sublicensee were a Party to this Agreement. Licensee hereby (x) guarantees the performance of its Affiliates and permitted Sublicensees and the grant of any such sublicense shall not relieve Licensee of its obligations under this Agreement, and (y) waives any requirement that AstraZeneca exhaust any right, power or remedy, or proceed against any Sublicensee for any obligation or performance under this Agreement prior to proceeding directly against Licensee. A copy of any draft sublicense agreement shall be provided to AstraZeneca prior to its execution and a copy of any sublicense agreement executed by Licensee shall be provided to AstraZeneca within fourteen (14) days after its execution; provided that in each case the financial terms of any such sublicense agreement to the extent not pertinent to an understanding of a Party’s obligations or benefits under this Agreement may be redacted. Licensee shall provide AstraZeneca with any additional materials reasonably requested by AstraZeneca in order for AstraZeneca to verify that such sublicense is in compliance with the terms and conditions of this Agreement.

2.3 Retention of Rights; Limitations Applicable to License Grants.

2.3.1 Retained Rights of AstraZeneca. Notwithstanding anything to the contrary in this Agreement and without limitation of any rights granted or reserved to AstraZeneca pursuant to any other term or condition of this Agreement, AstraZeneca hereby expressly retains, on behalf of itself and its Affiliates (and on behalf of its licensors, (sub)licensees and contractors) all right, title and interest in and to the AstraZeneca Patents, the AstraZeneca Know-How and AstraZeneca Regulatory Documentation, in each case, for purposes of performing or exercising the Retained Rights.

2.3.2 No Other Rights Granted by AstraZeneca. Except as expressly provided herein and without limiting the foregoing, AstraZeneca grants no other right or license, including any rights or licenses to the AstraZeneca Patents, the AstraZeneca Know-How, the AstraZeneca Regulatory Documentation or any other Patent or other intellectual property rights.

ARTICLE 3

TRANSITION, DEVELOPMENT, REGULATORY AND COMMERCIALIZATION

ACTIVITIES.

3.1 Transition Plan. Upon the Effective Date, the Parties will initiate the transfer activities set forth in Schedule 3.1 (the “Transition Plan”) and endeavor to complete the Transfer Plan within the timelines set forth therein. Each Party shall bear its own expenses with respect to its obligations and activities under the Transition Plan.

3.2 Development.

3.2.1 Diligence. After the Effective Date, as between the Parties, Licensee shall be solely responsible for all aspects of the Development of the Licensed Compound and Licensed Products in the Field in the Territory. Licensee shall use Commercially Reasonable Efforts to Develop, and obtain and maintain Regulatory Approvals for, Licensed Products for use in the Field in each Major Market. Licensee shall perform or cause to be performed its Development activities hereunder in good scientific manner and in compliance with all Applicable Law by allocating sufficient time, effort, equipment, and skilled personnel to complete such Development activities.

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3.2.2 Development Costs. Licensee shall be responsible for all of its costs and expenses in connection with the Development of, and obtaining and maintaining Regulatory Approvals for, the Licensed Products for use in the Field in the Territory. AstraZeneca shall be responsible for all of its costs and expenses in connection with its Retained Rights.

3.2.3 Development Records. Licensee shall, and shall cause its Affiliates and its and their Sublicensees to, maintain, in good scientific manner, complete and accurate books and records pertaining to Development of Licensed Products hereunder, in sufficient detail to verify compliance with its obligations under this Agreement. Such books and records shall (i) be appropriate for patent and regulatory purposes, (ii) be in compliance with Applicable Law, (iii) properly reflect all work done and results achieved in the performance of its Development activities hereunder, (iv) record only such activities and not include or be commingled with records of activities outside the scope of this Agreement and (v) be retained by Licensee for at least three (3) years after the expiration or termination of this Agreement in its entirety or for such longer period as may be required by Applicable Law. AstraZeneca shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such books and records maintained pursuant to this Section 3.2.3; provided that AstraZeneca shall maintain such records and information disclosed therein in confidence accordance with Article 6.

3.2.4 Development Reports. Within thirty (30) days following the end of each Calendar Year during which Licensee is conducting Development activities hereunder, Licensee shall provide AstraZeneca with a detailed written report of such Development activities it has performed, or caused to be performed, since the preceding report, its Development activities in process and the future activities it expects to initiate during the following twelve (12)-month period. Each such report shall contain sufficient detail to enable AstraZeneca to assess Licensee’s compliance with its obligations set forth in Sections 3.2.1 including Licensee’s, or its Affiliates’ or its or their Sublicensees’ activities with respect to achieving Regulatory Approvals of Licensed Products in the Territory and clinical study results and results of other Development activities.

3.3 Regulatory Activities.

3.3.1 Regulatory Approvals. Subject to the Retained Rights, Licensee shall have the sole right to prepare, obtain and maintain Drug Approval Applications (including the setting of the overall regulatory strategy therefor), other Regulatory Approvals and other submissions (including INDs) and to conduct communications with the Regulatory Authorities, for Licensed Products in the Field in the Territory in its name.

3.3.2 Recalls, Suspensions or Withdrawals.

(a) Licensee shall notify AstraZeneca promptly (but in no event later than [***]) following its determination that an event, incident or circumstance has occurred which may result in the need for a recall, market suspension or market withdrawal of a Licensed Product in the Field in the Territory and shall include in such notice the reasoning behind such determination and any supporting facts. As between the Parties, Licensee shall have the right to make the final determination whether to voluntarily implement any such recall, market suspension or market withdrawal in the Field in the Territory, provided that prior to the implementation of any such recall, market suspension or market withdrawal due to an event, incident or circumstance (i) related to the Licensed Compound, or (ii) which, in AstraZeneca’s reasonable judgment, may otherwise affect a Licensed Product outside the Field, Licensee shall consult with AstraZeneca and shall consider AstraZeneca’s comments in good faith.

(b) AstraZeneca shall notify Licensee promptly (but in no event later than [***]) following its determination that an event, incident or circumstance has occurred which may result in the need for a recall, market suspension or market withdrawal of a Licensed Product outside the Field and which, in AstraZeneca’s reasonable judgment, affects a Licensed Product in the Field in the Territory.

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Such notice shall include the reasoning behind such determination and any supporting facts. Licensee, after consultation with AstraZeneca and if reasonably requested by AstraZeneca, shall initiate a recall, market suspension or market withdrawal of the Licensed Product in the Field in the Territory.

(c) If a recall, market suspension or market withdrawal of a Licensed Product in the Field is mandated by a Regulatory Authority in the Territory, as between the Parties, Licensee shall initiate such a recall, market suspension or market withdrawal in compliance with Applicable Law.

(d) For all recalls, market suspensions or market withdrawals undertaken pursuant to this Section 3.3.2, as between the Parties, Licensee shall be solely responsible for the execution thereof. Subject to Article 8, Licensee shall be responsible for all costs of any such recall, market suspension or market withdrawal.

3.3.3 Pharmacovigilance. Within 120 days after the Effective Date, the Parties shall discuss and agree on how to manage and report adverse events in respect of the Licensed Compound or any Licensed Product and comply with other safety and reporting practices and procedures in compliance with all Applicable Laws. Licensee shall provide AstraZeneca with information in the possession or control of Licensee as necessary for AstraZeneca to comply with its pharmacovigilance responsibilities in respect of the Licensed Compound and the Licensed Products, in the Territory, including, as applicable, any adverse drug experiences (including those events or experiences that are required to be reported to the FDA under 21 C.F.R. sections 312.32 or 600.80 or to foreign Regulatory Authorities under corresponding Applicable Law outside the United States) from pre- clinical or clinical laboratory, animal toxicology and pharmacology studies, clinical studies, and commercial experiences with the Licensed Compound or a Licensed Product, in each case, in the form reasonably requested by AstraZeneca.

3.3.4 Manufacturing Information. Upon Licensee’s reasonable request, AstraZeneca shall provide Licensee one or more letters permitting Licensee to reference the CMC Data for the Licensed Compound solely to the extent necessary for Licensee to prepare, submit, obtain or maintain an IND, Drug Approval Application, or other Regulatory Approval for a Licensed Product in the Field in the Territory.

3.4 Commercialization.

3.4.1 Diligence; Commercialization Costs. After the Effective Date, as between the Parties, Licensee shall be solely responsible for Commercialization of the Licensed Products in the Field throughout the Territory at Licensee’s own cost and expense. Licensee shall use Commercially Reasonable Efforts to Commercialize the Licensed Products in each Major Market so as to maximize Net Sales throughout the Territory.

3.4.2 Booking of Sales; Distribution. Licensee shall invoice and book sales, establish all terms of sale (including pricing and discounts) and warehouse and distribute the Licensed Products in the Field in the Territory and perform or cause to be performed all related services. Licensee shall handle all returns, recalls or withdrawals, order processing, invoicing, collection, distribution and inventory management with respect to the Licensed Products in the Territory.

3.4.3 Commercialization Records. Without limitation of Section 4.9, Licensee shall maintain complete and accurate books and records pertaining to Commercialization of Licensed Products hereunder, in sufficient detail to verify compliance with its obligations under this Agreement and which shall be in compliance with Applicable Law and properly reflect all work done and results achieved in the performance of its Commercialization activities. Such records shall be retained by Licensee for at least three (3) years after the expiration or termination of this Agreement in its entirety or for such longer period as may be required by Applicable Law.

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3.4.4 Commercialization Reports. Without limiting Section 3.4.3, within thirty (30) days following the end of each Calendar Year, commencing upon the First Commercial Sale of a Licensed Product and thereafter, Licensee shall provide to AstraZeneca with written reports of such Commercialization activities it has performed, or caused to be performed, since the preceding report and the future activities it expects to initiate during the following 12-month period. Each such report shall contain sufficient detail to reasonably enable AstraZeneca to assess Licensee’s compliance with its obligations set forth in Sections 3.4.1.

3.5 Statements and Compliance with Applicable Law. Licensee shall and shall cause its Affiliates to, comply with all Applicable Law with respect to the Exploitation of Licensed Products. Licensee shall avoid and shall use reasonable efforts to cause its Affiliates and its and their Sublicensees employees, representatives, agents, and distributors to avoid, taking or failing to take, any actions that Licensee knows or reasonably should know would jeopardize the goodwill or reputation of AstraZeneca or the Licensed Products or any Trademark associated therewith. Without limitation to the foregoing, Licensee shall in all material respects conform its practices and procedures relating to the Commercialization of the Licensed Products and educating the medical community in the Territory with respect to the Licensed Products to any applicable industry association regulations, policies and guidelines, as the same may be amended from time to time.

3.6 Supply of Licensed Compound.

3.6.1 If reasonably feasible (as determined solely by AstraZeneca), AstraZeneca may sell to Licensee up to [***] of Licensed Compound (the “Inventory”) at a cost of [***]. In accordance with the Transition Plan, AstraZeneca shall deliver or have delivered the Inventory to Licensee EXW (Incoterms 2010) at a facility designated by AstraZeneca, together with a certificate of analysis certifying that the Inventory was (a) manufactured in accordance with the Specifications, all Applicable Laws and cGMP, and (b) stored by AstraZeneca prior to delivery in accordance with AstraZeneca’s standard procedures, all Applicable Laws and cGMP.

3.6.2 Licensee shall use the Inventory solely for the Development of Licensed Products pursuant to this Agreement and shall not make any Inventory available to any Third Party except as expressly consented to in writing by AstraZeneca.

3.6.3 Upon Licensee’s reasonable request, AstraZeneca shall provide a letter permitting Licensee to contact AstraZeneca’s Third Party contract manufacturer of the Licensed Compound (“CMO”) and to negotiate terms and conditions directly with such CMO for the purchase of such additional quantities of the Licensed Compound as may be required by Licensee for its Development and Commercialization of the Licensed Products.

3.6.4 As between the Parties, Licensee shall have the sole responsibility for, at its expense, Manufacturing (or having Manufactured) and supplying the Licensed Compound and Licensed Products for its Development and Commercialization activities in the Territory.

3.7 Subcontracting. Subject to Section 2.2, Licensee may subcontract with a Third Party to perform any or all of its obligations hereunder (including by appointing one or more distributors); provided that (i) no such permitted subcontracting shall relieve Licensee of its obligations hereunder (except to the extent satisfactorily performed by such subcontractor) or any liability and Licensee shall be and remain fully responsible and liable therefor and (ii) the agreement pursuant to which Licensee

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engages any Third Party subcontractor must (a) be consistent in all material respects with this Agreement, (b) contain terms obligating such subcontractor to comply with the confidentiality, intellectual property and all other relevant provisions of this Agreement and (c) contain terms obligating such subcontractor to permit AstraZeneca rights of inspection, access and audit substantially similar to those provided to AstraZeneca in this Agreement. Licensee shall ensure that each subcontractor accepts and complies with all of the applicable terms and conditions of this Agreement as if such permitted subcontractor were a Party to this Agreement. Licensee hereby waives any requirement that AstraZeneca exhaust any right, power or remedy, or proceed against any subcontractor for any obligation or performance under this Agreement prior to proceeding directly against Licensee.

ARTICLE 4

PAYMENTS AND RECORDS

4.1 Cash Payment. In partial consideration of the rights granted by AstraZeneca to Licensee hereunder, Licensee shall pay to AstraZeneca a nonrefundable and non- creditable upfront payment equal to $1.0 million on the Effective Date.

4.2 Equity Payment. Upon closing of the Financing, Licensee shall issue to AstraZeneca $3.0 million worth of its Series B Convertible Preferred Stock (the “License Shares”) valued at the price per share paid by the investors in the Financing, subject to AstraZeneca’s execution of the applicable documents entered into in the Financing between Licensee and the participants in the Financing (the “Financing Documents”). The Financing Documents are expected to include the following terms, and should any such term not be included in the Financing Documents, then Licensee will at AstraZeneca’s request within thirty (30) days following the closing of the Financing, either amend the Financing Documents to include such term or enter into an additional agreement with AstraZeneca that provides AstraZeneca with substantially the same rights: (i) the pro rata right, based on AstraZeneca’s equity ownership percentage in the Licensee (assuming conversion of all outstanding convertible preferred stock into common stock of the Licensee and the exercise of all options outstanding under Licensee’s equity incentive plans), to participate in subsequent issuances of equity securities by the Licensee (subject to customary exclusions) to maintain AstraZeneca’s equity ownership percentage, (ii) the right to invite one representative of AstraZeneca to attend meetings of the Licensee’s board of directors in a nonvoting observer capacity (subject to customary confidentiality agreements and procedures), (iii) the right to receive audited annual financial statements within 120 days following the Licensee’s fiscal year-end, (iv) the right to receive unaudited quarterly financial statements within forty-five (45) days following the Licensee’s fiscal quarter-end, (v) the right to receive copies of the Licensee’s annual business plans and budgets to the extent prepared by or on behalf of the Licensee, (vi) the right to receive written notification of any material defaults of Licensee’s obligations under its material contracts or other obligations or the commencement or settlement of any litigation by or against the Licensee, (vii) such other information concerning the Licensee and its business as AstraZeneca may reasonably require from time to time (provided, however, that the Licensee shall not be obligated to provide information pursuant to this clause (vii) that the Licensee reasonably determines in good faith to be a trade secret or the disclosure of which would adversely affect the attorney-client privilege between the Licensee and its counsel), and (viii) all other rights granted to the holders of shares of Series B Convertible Preferred Stock and other terms to which such holders are subject under the Financing Documents (other than any right to appoint a director to Licensee’s board of directors), including standard registration rights, customary lock-up restrictions, and right of first refusal and co-sale rights. Notwithstanding anything to the contrary set forth above or in the Financing Documents, if the terms of the Financing include (or are later amended to impose) any pay-to-play provision on the holders of shares of any series of the Licensee’s preferred stock, none of the License Shares shall be included in the calculation of AstraZeneca’s “pro rata portion” investment obligation with respect to such “pay-to-play” provision. All AstraZeneca’s rights and Licensee’s obligations under this Section 4.2 will terminate on the earliest of (a) such date as AstraZeneca no longer

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holds any of the License Shares or any other shares of any series of Licensee’s preferred stock, (b) the consummation of a transaction in which (i) Licensee sells to a third party (other than an Affiliate of Licensee) all or substantially all of Licensee’s assets or (ii) a third party acquires from the stockholders of Licensee shares of Licensee’s capital stock representing 100% of the outstanding voting power of Licensee (other than a transaction in which the stockholders of Licensee immediately prior to such transaction, continue to hold at least a majority of the voting power of Licensee or the surviving entity (or if the surviving entity is a wholly owned subsidiary, its parent) immediately after such transaction), and (c) the closing of Licensee’s first underwritten public offering of the Licensee’s common stock under the Securities Act of 1933, as amended.

4.3 Milestones.

4.3.1 Development and Regulatory Milestones. In partial consideration of the rights granted by AstraZeneca to Licensee hereunder, Licensee shall pay to AstraZeneca each of the following nonrefundable, non-creditable milestone payments, which payment shall be fully earned upon the achievement of the applicable Milestone Event:

Development or Regulatory Milestone Event	Development or Regulatory Milestone Payment
Report of positive efficacy data in the first Phase II Study of a Licensed Product in the Territory	$2.0 million
[***]	[***]
[***]	[***]

Each milestone payment in this Section 4.3.1 shall be payable only upon the first achievement of the applicable Milestone Event and no amounts shall be due for subsequent or repeated achievements of such Milestone Event, whether for the same or a different Licensed Product.

4.3.2 Commercial Milestones. In partial consideration of the rights granted by AstraZeneca to Licensee hereunder, Licensee shall pay to AstraZeneca each of the following nonrefundable, non-creditable milestone payments, which payments shall be fully earned upon the achievement of the applicable Milestone Event:

Commercial Milestone Event	Commercial Milestone Payment
[***]	[***]
[***]	[***]

Each milestone payment in this Section 4.3.2 shall be payable only once upon the first achievement of such Milestone Event and no amounts shall be due for subsequent or repeated achievements of such Milestone Event.

4.3.3 Invoicing; Determination that Milestones Have Occurred.

(a) Licensee shall give AstraZeneca written notice of the achievement of each Milestone Event no later than [***] after such achievement. Upon receipt of such written notice, AstraZeneca shall submit an invoice to Licensee for the full amount of the corresponding milestone payment, which amount shall be payable within [***] after the date of invoice.

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(b) If, notwithstanding the fact that Licensee has not provided AstraZeneca with written notice, AstraZeneca believes that a Milestone Event has been achieved, it shall so notify Licensee in writing and the Parties shall promptly meet and discuss in good faith whether such Milestone Event has been achieved. Any dispute under this Section 4.3.3 regarding whether or not a Milestone Event has been achieved shall be subject to resolution in accordance with Section 10.5.

4.4 Royalties.

4.4.1 Royalty Rates. As further consideration for the rights granted to Licensee hereunder, commencing upon the First Commercial Sale of a Licensed Product in the Territory, Licensee shall pay to AstraZeneca, during the Royalty Term, [***] on aggregate Net Sales of all Licensed Products in the Territory during each Calendar Year.

4.4.2 Blended Royalty. Licensee acknowledges that (a) the AstraZeneca Know-How and the Information in the AstraZeneca Regulatory Documentation are proprietary and valuable and that without the AstraZeneca Know-How and AstraZeneca Regulatory Documentation, Licensee would not be able to obtain and maintain Regulatory Approvals with respect to the Licensed Products, (b) such Regulatory Approvals will allow Licensee to obtain and maintain regulatory exclusivity with respect to the Licensed Products in the Field in the Territory, (c) access to the AstraZeneca Know-How and the AstraZeneca Regulatory Documentation has provided Licensee with a competitive advantage in the marketplace beyond the exclusivity afforded by the AstraZeneca Patents and (d) the milestone payments and royalties set forth in Section 4.3 and Section 4.4, respectively, are, in part, intended to compensate AstraZeneca for such exclusivity and such competitive advantage. The Parties agree that the royalty rates set forth in Section 4.4 reflect an efficient and reasonable blended allocation of the value provided by AstraZeneca to Licensee.

4.4.3 Royalty Term. Licensee shall have no obligation to pay any royalty with respect to Net Sales of any Licensed Product in any country after the Royalty Term for such Licensed Product in such country has expired. Upon termination of the Royalty Term with respect to a Licensed Product in any country, the license grants to Licensee in Section 2.1, as applicable, with respect to such Licensed Product shall convert to non- exclusive and shall become fully paid-up with respect to such country.

4.4.4 Royalty Reductions.

(a) In the event that Licensee enters into an agreement with a Third Party in order to obtain a license to a Third Party Patent Right with respect to a Licensed Product that is reasonably necessary to Exploit the Licensed Compound and Licensed Products in the Field in a country in the Territory, Licensee shall be entitled to deduct from royalties payable hereunder in a given Calendar Year with respect to such Licensed Product in such [***] paid to such Third Party in such Calendar Year under such agreement, solely to the extent that such royalties are triggered by sales of such Licensed Product in such country.

(b) If, during the Royalty Term for a Licensed Product in a country in the Territory, the Exploitation of such Licensed Product is not covered by any Valid Claim of any AstraZeneca Patent in such country, then for the remainder of the Royalty Term for such Licensed Product in such country thereafter, the royalty rate set forth in Section 4.4.1 shall be reduced to [***] with respect to Net Sales of such Licensed Product in such country.

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4.4.5 Maximum Amount of Royalty Reduction. In no event shall the amounts payable to AstraZeneca under Section 4.4 be reduced by operation of Section 4.4.4 to a royalty rate less than [***].

4.5 Royalty Payments and Reports. Licensee shall calculate all amounts payable to AstraZeneca pursuant to Section 4.4 at the end of each Calendar Quarter, which amounts shall be converted to Dollars, in accordance with Section 4.6. Licensee shall pay to AstraZeneca the royalty amounts due with respect to a given Calendar Quarter within thirty (30) days after the end of such Calendar Quarter. Each payment of royalties due to AstraZeneca shall be accompanied by a statement specifying, on a Licensed Product-by-Licensed Product basis, the amount of Invoiced Sales, Net Sales and deductions taken to arrive at Net Sales attributable to each Licensed Product in each country the Territory during the applicable Calendar Quarter (including such amounts expressed in local currency and as converted to Dollars) and a calculation of the amount of royalty payment due on such Net Sales for such Calendar Quarter. Without limiting the generality of the foregoing, Licensee shall require its Affiliates and Sublicensees to account for their Net Sales and to provide such reports with respect thereto, as if such sales were made by Licensee. After receiving such written statement, AstraZeneca shall submit an invoice to Licensee for the royalty amounts due with respect to such Calendar Quarter, which amounts shall be payable within thirty (30) days after the date of invoice. If for any Calendar Quarter there were no Net Sales, Licensee shall notify AstraZeneca and no additional report shall be due under this Section 4.5 for such Calendar Quarter

4.6 Mode of Payment; Offsets. All payments to AstraZeneca under this Agreement shall be made by deposit of Dollars in the requisite amount to such bank account as AstraZeneca may from time to time designate by notice to Licensee. For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than Dollars), Licensee shall convert any amount expressed in a foreign currency into Dollar equivalents using its, its Affiliate’s or Sublicensee’s, as applicable, standard conversion methodology consistent with GAAP.

4.7 Taxes.

4.7.1 General. All amounts payable by Licensee to AstraZeneca pursuant to this Agreement (each, a “Payment”) shall be paid free and clear of any and all taxes, except for any withholding Taxes required by Applicable Law. Except as provided in this Section 4.7, AstraZeneca shall be solely responsible for paying any and all Taxes (other than withholding Taxes required by Applicable Law to be deducted from Payments and remitted by Licensee) levied on account of, or measured in whole or in part by reference to, any Payments it receives. Licensee shall deduct or withhold from the Payments any Taxes that it is required by Applicable Law to deduct or withhold. Notwithstanding the foregoing, if AstraZeneca is entitled under any applicable Tax treaty to a reduction of rate of, or the elimination of, applicable withholding Tax, it may deliver to Licensee or the appropriate governmental authority (with the assistance of Licensee to the extent that this is reasonably required and is requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Licensee of its obligation to withhold such Tax and Licensee shall apply the reduced rate of withholding or dispense with withholding, as the case may be; provided that Licensee has received evidence of AstraZeneca’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) prior to the time that the Payments are due. If, in accordance with the foregoing, Licensee withholds any amount, it shall pay to AstraZeneca the balance when due, make timely payment to the proper Taxing authority of the withheld amount and send to AstraZeneca proof of such payment within ten (10) days following such payment.

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4.7.2 Value Added Tax. Notwithstanding anything contained in Section 4.7.1, this Section 4.7.2 shall apply with respect to value added tax (“VAT”). All Payments are exclusive of VAT. If any VAT is chargeable in respect of any Payments, Licensee shall pay VAT at the applicable rate in respect of any such Payments following the receipt of a VAT invoice in the appropriate form issued by AstraZeneca in respect of those Payments, such VAT to be payable on the later of the due date of the payment of the Payments to which such VAT relates and thirty (30) days after the receipt by Licensee of the applicable invoice relating to that VAT payment. The Parties will issue invoices for all amounts due under this Agreement consistent with indirect Tax requirements.

4.7.3 Gross Up. If either Party assigns this Agreement to an Affiliate or Third Party and, as a result of such assignment, Payments made hereunder are subject to additional withholding Tax, such assigning Party shall be responsible for the resulting additional withholding Taxes; provided, however, that if the non-assigning Party derives a Tax benefit (including through the use of foreign tax credit) determined on a with and without basis as a result of such additional withholding, then the non-assigning Party shall promptly reimburse the assigning Party for the amount of such benefit; provided, further, that the non-assigning Party shall take all commercially reasonable actions necessary to obtain any Tax benefit (including through the use of foreign tax credit) with respect to such additional withholding Taxes and to defend such benefit in a tax audit.

4.8 Interest on Late Payments. If any payment due to either Party under this Agreement is not paid when due, then such paying Party shall pay interest thereon (before and after any judgment) at an annual rate (but with interest accruing on a daily basis) of [***], as adjusted each Business Day and published by the Federal Reserve Bank of New York through its website (https://apps.newyorkfed.org/markets/autorates/fed%20funds) (or in the event that the U.S. effective federal funds rate is no longer an applicable reference rate, such reasonably equivalent alternative as may be selected by AstraZeneca in its reasonable discretion), such interest to run from the date on which payment of such sum became due until payment thereof in full together with such interest. Notwithstanding the previous sentence, the payable interest rate shall never be less than [***].

4.9 Financial Records. Licensee shall and shall cause its Affiliates and its and their Sublicensees to, keep complete and accurate financial books and records pertaining to the Commercialization of Licensed Products hereunder, including books and records of Invoiced Sales and Net Sales of Licensed Products, in sufficient detail to calculate and verify all amounts payable hereunder. Licensee shall and shall cause its Affiliates and its and their Sublicensees to, retain such books and records until the later of (i) three (3) years after the end of the period to which such books and records pertain, (ii) the expiration of the applicable tax statute of limitations (or any extensions thereof) and (iii) for such period as may be required by Applicable Law.

4.10 Audit. At the request of AstraZeneca, Licensee shall and shall cause its Affiliates and its and their Sublicensees to, permit AstraZeneca or an independent auditor designated by AstraZeneca and reasonably acceptable to Licensee, at reasonable times and upon reasonable notice, to audit the books and records maintained pursuant to Section 4.9 to ensure the accuracy of all reports and payments made hereunder. Except as provided below, the cost of this audit shall be borne by AstraZeneca, unless the audit reveals, with respect to a period, a variance of more than five percent (5%) from the reported amounts for such period, in which case Licensee shall bear the cost of the audit. Unless disputed pursuant to Section 4.11 below, if such audit concludes that (i) additional amounts were owed by Licensee, Licensee shall pay the additional amounts, with interest from the date originally due as provided in Section 4.8 or (ii) excess payments were made by Licensee, AstraZeneca shall reimburse such excess payments, in either case ((i) or (ii)), within sixty (60) days after the date on which such audit is completed by AstraZeneca. Such audit may not be conducted more than once per rolling three hundred sixty five (365) day period without cause.

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4.11 Audit Dispute. In the event of a dispute with respect to any audit under Section 4.10, AstraZeneca and Licensee shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within thirty (30) days, the dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each Party’s certified public accountants or to such other Person as the Parties shall mutually agree (the “Auditor”). The decision of the Auditor shall be final and the costs of such arbitration as well as the initial audit shall be borne between the Parties in such manner as the Auditor shall determine. Not later than ten (10) days after such decision and in accordance with such decision, Licensee shall pay the additional amounts, with interest from the date originally due as provided in Section 4.8 or AstraZeneca shall reimburse the excess payments, as applicable.

ARTICLE 5

INTELLECTUAL PROPERTY

5.1 Ownership of Intellectual Property.

5.1.1 Ownership of Technology. As between the Parties, each Party shall own all right, title and interest in and to any and all (a) Information, Improvements and other inventions that are conceived, discovered, developed or otherwise made by or on behalf of such Party or its Affiliates or its or their (sub)licensees (or Sublicensee(s)), as applicable, under or in connection with this Agreement, whether or not patented or patentable and any and all Patents and other intellectual property rights with respect thereto and (b) other Information, inventions, Patents and other intellectual property rights that are owned or otherwise controlled (other than pursuant to the license grants set forth in Section 2.1) by such Party or its Affiliates or its or their (sub)licensees (or Sublicensees) (as applicable) outside of this Agreement.

5.1.2 United States Law. The determination of whether Information, Improvements and other inventions are conceived, discovered, developed or otherwise made by a Party for the purpose of allocating proprietary rights (including Patent, copyright or other intellectual property rights) therein, shall, for purposes of this Agreement, be made in accordance with Applicable Law in the United States as such law exists as of the Effective Date irrespective of where such conception, discovery, development or making occurs.

5.1.3 Assignment Obligation. Each Party shall cause all Persons who perform activities for such Party under this Agreement or who conceive, discover, develop or otherwise make any Information, Improvement or other inventions by or on behalf of such Party or its Affiliates or its or their (sub)licensees (or Sublicensees) under or in connection with this Agreement to be under an obligation to assign or grant an exclusive license under their rights in any Information, Improvement and inventions resulting therefrom to such Party, except where Applicable Law requires otherwise and except in the case of governmental, not-for-profit and public institutions that have standard policies against such an assignment (in which case, a suitable license or right to obtain such a license, shall be obtained).

5.1.4 Ownership of Product Trademarks. As between the Parties, Licensee shall own all right, title and interest to the Product Trademarks in the Territory.

5.2 Maintenance and Prosecution of Patents.

5.2.1 In General. As between the Parties, (a) AstraZeneca shall have the first right, but not the obligation, through counsel of its choice, to prepare, file, prosecute and maintain the AstraZeneca Patents, including any related interference, re-issuance, re- examination and opposition proceedings with respect thereto, in the Territory, in each case, at AstraZeneca’s sole cost and expense and (b) Licensee

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shall have the sole right, but not the obligation, to prepare, file, prosecute and maintain the Licensee Patents, including any related interference, re-issuance, re-examination and opposition proceedings with respect thereto, worldwide, in each case, at its sole cost and expense and through counsel of its choice. If, as between the Parties, Astra Zeneca decides not to prepare, file, prosecute or maintain an AstraZeneca Patent in a country in the Territory, AstraZeneca shall provide reasonable prior written notice to Licensee of such intention and Licensee shall thereupon have the right, in its sole discretion, to assume the control and direction of the preparation, filing, prosecution and maintenance of such AstraZeneca Patent at its sole cost and expense in such country.

5.2.2 Cooperation. Each Party shall, and shall cause its Affiliates to, assist the other Party at the reasonable request of the other Party from time to time in connection with its activities set forth in Section 5.2.1. The Party that has the right to prepare, file, prosecute and maintain the AstraZeneca Patents, as applicable (the “Prosecuting Party”) shall (a) keep the other Party (the “Non-Prosecuting Party”) informed of all steps to be taken in the preparation and prosecution of all applications filed by it pursuant to Section 5.2.1, (b) furnish the Non-Prosecuting Party with copies of such applications for Patents, amendments thereto and other related correspondence to and from patent offices, including correspondence relating to any office actions, and (c) to the extent reasonably practicable, permit the Non-Prosecuting Party an opportunity to offer its comments on such applications, amendments and other correspondence before making a submission to a patent office, which comments the Prosecuting Party shall consider in good faith. The Non-Prosecuting Party shall offer its comments, if any, promptly.

5.2.3 Patent Term Extension and Supplementary Protection Certificate. As between the Parties, AstraZeneca shall have the sole right to make decisions regarding and AstraZeneca shall have the right to apply for, patent term extensions, in the Territory, including the United States with respect to extensions pursuant to 35 U.S.C. §156 et. seq. and in other jurisdictions pursuant to supplementary protection certificates, and in all jurisdictions with respect to any other extensions that are now or become available in the future, wherever applicable, for the AstraZeneca Patents and with respect to the Licensed Compound and the Licensed Products, in each case including whether or not to do so; provided that AstraZeneca shall consult with Licensee to determine the course of action with respect to such filings. Licensee shall provide prompt and reasonable assistance, as requested by AstraZeneca, including by taking such action as patent holder as is required under any Applicable Law to obtain such extension or supplementary protection certificate.

5.2.4 Patent Listings. As between the Parties, Licensee shall have the sole right to make decisions regarding and Licensee shall have the right to make all filings with Regulatory Authorities in the Field in the Territory with respect to the AstraZeneca Patents, and Licensee Patents, including as required or allowed (a) in the United States, in the FDA’s Orange Book and (b) in the European Union, under the national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83 or other international equivalents.

5.3 Enforcement of Patents.

5.3.1 Notice. Each Party shall promptly notify the other Party in writing of (a) any alleged or threatened infringement of the AstraZeneca Patents in any jurisdiction in the Territory or (b) any certification filed under the Hatch-Waxman Act claiming that any AstraZeneca Patents are invalid or unenforceable or claiming that any AstraZeneca Patents would not be infringed by the making, use, offer for sale, sale or import of a product for which an application under the Hatch-Waxman Act is filed or any equivalent or similar certification or notice in any other jurisdiction in the Territory, in each case ((a) and (b)) of which such Party becomes aware (an “Infringement”).

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5.3.2 Enforcement of Patents. As between the Parties, AstraZeneca shall have the first right, but not the obligation, to prosecute any Infringement with respect to the AstraZeneca Patents, including as a defense or counterclaim in connection with any Third Party Infringement Claim, at the AstraZeneca’s sole cost and expense, using counsel of AstraZeneca’s choice; provided that if AstraZeneca does not take commercially reasonable steps to prosecute such an Infringement (i) within ninety (90) days following the first notice provided above with respect to such Infringement or (ii) provided such date occurs after the first such notice of such Infringement is provided, ten (10) Business Days before the time limit, if any, set forth in appropriate laws and regulations for filing of such actions, whichever comes first, then AstraZeneca shall so notify Licensee and Licensee may prosecute such Infringement at its sole cost and expense. For clarity, Licensee shall have the sole right, but not the obligation, to prosecute any alleged or threatened infringement with respect to the Licensee Patents, including as a defense or counterclaim in connection with any Third Party Infringement Claim, at Licensee’s sole cost and expense, using counsel of its choice.

5.3.3 Cooperation. If a Party is entitled to, and pursues an action against an Infringement in accordance with this Section 5.3, (a) the other Party shall, and shall cause its Affiliates to, cooperate fully, including being joined as a necessary party to such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours, (b) the Party pursuing any action against an Infringement shall consult with the other Party as to the strategy for such action and (c) such Party shall consider in good faith any comments from the other Party and shall keep the other Party reasonably informed of any steps taken with respect to such action.

5.3.4 Settlement. The Party that is entitled to and pursues an action against an Infringement in accordance with this Section 5.3 shall have the right to control any settlement of such claim; provided that no settlement shall be entered into without the prior consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement would reasonably be expected to have a material adverse effect on the rights or interest of the other Party or any of its Affiliates or impose any costs or liability on or involve any admission by, the other Party or any of its Affiliates.

5.3.5 Cost Recovery. Each Party shall bear its own costs and expenses relating to any Infringement action commenced pursuant to this Section 5.3; provided that the pursuing Party shall reimburse the other Party for the costs and expenses incurred by the other Party for any assistance requested by the pursuing Party for such Infringement action. Except as otherwise agreed by the Parties in connection with a cost sharing arrangement, any recovery realized as a result of such litigation described above in this Section 5.3 (whether by way of settlement or otherwise) shall be first, allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses). Any remainder after such reimbursement is made shall be retained by the pursuing Party; provided, however, that to the extent that any award or settlement (whether by judgment or otherwise) with respect to an AstraZeneca Patent is attributable to loss of sales or profits with respect to a Licensed Product, the Parties shall negotiate in good faith an appropriate allocation of such remainder to reflect the economic interests of the Parties under this Agreement with respect to such Licensed Product.

5.4 Infringement Claims by Third Parties. If the Exploitation of a Licensed Product in the Territory pursuant to this Agreement results in, or is reasonably expected to result in, any claim, suit or proceeding by a Third Party alleging infringement by Licensee or any of its Affiliates or its or their Sublicensees, distributors or customers (a “Third Party Infringement Claim”), including any defense or counterclaim in connection with an Infringement action initiated pursuant to Section 5.3, the Party first becoming aware of such Third Party Infringement Claim shall promptly notify the other Party in writing. As between the Parties, Licensee shall be responsible for defending any such Third Party Infringement

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Claim at its sole cost and expense, using counsel of Licensee’s choice. AstraZeneca may participate in any such claim, suit or proceeding with counsel of its choice at its sole cost and expense; provided that Licensee shall retain the right to control such claim, suit or proceeding. AstraZeneca shall, and shall cause its Affiliates to, assist and cooperate with Licensee, as Licensee may reasonably request from time to time, in connection with its activities set forth in this Section 5.4, including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that Licensee shall reimburse AstraZeneca for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith. Licensee shall keep AstraZeneca reasonably informed of all material developments in connection with any such claim, suit or proceeding. Any damages, or awards, including royalties incurred or awarded in connection with any Third Party Infringement Claim defended under this Section 5.4 shall be borne by Licensee.

5.5 Invalidity or Unenforceability Defenses or Actions. Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability of any of the AstraZeneca Patents by a Third Party of which such Party becomes aware. As between the Parties, AstraZeneca shall have the first right, but not the obligation, to defend and control the defense of the validity and enforceability of the AstraZeneca Patents at its sole cost and expense, using counsel of AstraZeneca’s choice and (b) Licensee shall have the sole right, but not the obligation, to defend and control the defense of the validity and enforceability of the Licensee Patents at its sole cost and expense, using counsel of Licensee’s choice, including, in each case ((a) and (b)), when such invalidity or unenforceability is raised as a defense or counterclaim in connection with an Infringement action initiated pursuant to Section 5.3. With respect to any such claim, suit or proceeding related to AstraZeneca Patents in the Territory, Licensee may participate in such claim, suit or proceeding with counsel of its choice at its sole cost and expense; provided that AstraZeneca shall retain control of the defense in such claim, suit or proceeding. If AstraZeneca or its designee elects not to defend or control the defense of the applicable AstraZeneca Patents in a suit brought in the Territory or otherwise fails to initiate and maintain the defense of any such claim, suit or proceeding, Licensee may conduct and control the defense of any such claim, suit or proceeding at its sole cost and expense. Licensee shall, and shall cause its Affiliates to, cooperate fully with respect to such action, including being joined as a party plaintiff in such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that the AstraZeneca shall reimburse Licensee for its reasonable and verifiable costs and expenses incurred in connection therewith. AstraZeneca shall consider in good faith any comments from Licensee and shall keep Licensee reasonably informed of any steps taken with respect to such action.

5.6 Third Party Patent Rights. If in the reasonable opinion of Licensee, the Exploitation of the Licensed Compound or Licensed Product in the Field and in the Territory by Licensee, any of its Affiliates or any of its or their Sublicensees infringes or is reasonably expected to infringe any Patent of a Third Party in any country in the Territory (such right, a “Third Party Patent Right”), then, as between the Parties, Licensee shall have the first right, but not the obligation, to negotiate and obtain a license from such Third Party to such Third Party Patent Right as necessary or desirable for Licensee or its Affiliates or its or their Sublicensees to Exploit the Licensed Compound and Licensed Products in the Field in such country; provided that (a) as between the Parties, Licensee shall bear all expenses incurred in connection therewith, including any royalties, milestones or other payments incurred under any such license, (b) any such license shall be limited to the Field in the Territory and provide for the unencumbered right, but not the obligation, to transfer such license to AstraZeneca or any of its Affiliates upon termination or expiration of this Agreement (as provided in Section 9.4) with respect to the applicable country(ies) and (c) Licensee shall obtain the written consent of AstraZeneca prior to entering into any such license (such consent not to be unreasonably withheld, delayed or conditioned).

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5.7 Product Trademarks.

5.7.1 Prosecution of Product Trademarks. Licensee shall be responsible for the registration, prosecution and maintenance of the Product Trademarks using counsel of its own choice. All costs and expenses of registering, prosecuting and maintaining the Product Trademarks shall be borne solely by Licensee.

5.7.2 Enforcement of Product Trademarks.

(a) Each Party shall provide to the other Party prompt written notice of any actual or threatened infringement of the Product Trademarks in the Territory and of any actual or threatened claim that the use of the Product Trademarks in the Territory violates the rights of any Third Party, in each case, of which such Party becomes aware.

(b) Licensee shall have the sole right to take such action as Licensee deems necessary against a Third Party based on any alleged, threatened or actual infringement, dilution, misappropriation or other violation of or unfair trade practices or any other like offense relating to, the Product Trademarks by a Third Party in the Territory at its sole cost and expense and using counsel of its own choice. Licensee shall retain any damages or other amounts collected in connection therewith; provided, however, that to the extent that any award or settlement (whether by judgment or otherwise) with respect to a Product Trademark is attributable to loss of sales or profits with respect to a Licensed Product, the Parties shall negotiate in good faith an appropriate allocation of such remainder to reflect the economic interests of the Parties under this Agreement with respect to such Licensed Product.

5.7.3 Third Party Claims. Licensee shall have the sole right to defend against and settle any alleged, threatened or actual claim by a Third Party that the use or registration of the Product Trademarks in the Territory infringes, dilutes, misappropriates or otherwise violates any Trademark or other right of that Third Party or constitutes unfair trade practices or any other like offense or any other claims as may be brought by a Third Party against a Party in connection with the use of the Product Trademarks with respect to a Licensed Product in the Territory at its sole cost and expense and using counsel of its choice. Any damages, or awards, including royalties incurred or awarded in connection with any such claim defended under this Section 5.7.3 shall be borne by Licensee.

5.7.4 Selection of Product Trademarks. Licensee shall not and shall not permit its Affiliates or its or their Sublicensees to use in their respective businesses, any Trademark that (a) contains any term in any Trademark used by AstraZeneca or its Affiliates, or its and their (sub)licensees, unless otherwise agreed to by AstraZeneca in writing, or (b) is confusingly similar to, or a colorable imitation of, any term in any Trademark used by AstraZeneca or its Affiliates, or its and their (sub)licensees.

ARTICLE 6

CONFIDENTIALITY AND NON-DISCLOSURE

6.1 Confidentiality Obligations. At all times during the Term and for a period of ten (10) years following termination or expiration hereof in its entirety, each Party shall and shall cause its officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement. “Confidential Information” means any technical, business or other information provided by or on behalf of one Party to the other Party in connection with this Agreement, whether prior to, on or after the Effective Date, including information relating to the terms of this Agreement (subject to Section 6.2 and Section 6.4), information relating to the

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Licensed Compound or any Licensed Product (including the Regulatory Documentation), any Development or Commercialization of the Licensed Compound or any Licensed Product, any know-how with respect thereto developed by or on behalf of the disclosing Party or its Affiliates (including Licensee Know-How and AstraZeneca Know-How, as applicable) or the scientific, regulatory or business affairs or other activities of either Party. Notwithstanding the foregoing, the terms of this Agreement shall be deemed to be the Confidential Information of both Parties and both Parties shall be deemed to be the receiving Party and the disclosing Party with respect thereto. Notwithstanding the foregoing, the confidentiality and non-use obligations under this Section 6.1 with respect to any Confidential Information shall not include any information that:

6.1.1 is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no breach of this Agreement by the receiving Party;

6.1.2 can be demonstrated by documentation or other competent proof to have been in the receiving Party’s possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to such information;

6.1.3 is subsequently received by the receiving Party from a Third Party who is not bound by any obligation of confidentiality with respect to such information;

6.1.4 has been published by a Third Party or otherwise enters the public domain through no fault of the receiving Party in breach of this Agreement; or

6.1.5 can be demonstrated by documentation or other competent evidence to have been independently developed by or for the receiving Party without reference to the disclosing Party’s Confidential Information. Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party.

6.2 Permitted Disclosures. Each Party may disclose Confidential Information to the extent that such disclosure is:

6.2.1 made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction or, if in the reasonable opinion of the receiving Party’s legal counsel, such disclosure is otherwise required by law, including by reason of filing with securities regulators; provided, however, that the receiving Party shall first have given prompt notice to the disclosing Party and reasonably assists the disclosing Party in seeking to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided, further, that the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;

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6.2.2 made by or on behalf of the receiving Party to the Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information to the extent practicable and consistent with Applicable Law;

6.2.3 made by or on behalf of the receiving Party to a patent authority as may be reasonably necessary or useful for purposes of obtaining or enforcing a Patent; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available;

6.2.4 made by or on behalf of AstraZeneca as the receiving Party, in connection with its performance or exercise of its Retained Rights or its rights under this Agreement; or

6.2.5 made by or on behalf of the receiving Party to potential or actual investors, collaboration partners or acquirers as may be necessary in connection with their evaluation of such potential or actual investment, collaboration or acquisition; provided, however, that such persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this Article 6 (with a duration of confidentiality and non-use obligations as appropriate that is no less than five (5) years from the date of disclosure).

6.3 Use of Name. Except as expressly provided herein, neither Party shall use the name, logo or Trademark of the other Party or any of its Affiliates or any of its or their (sub)licensees (or Sublicensees) (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section 6.3 shall not prohibit (i) either Party from making any disclosure identifying the other Party to the extent required in connection with its exercise of its rights or obligations under this Agreement and (ii) either Party from making any disclosure identifying the other Party that is required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted).

6.4 Public Announcements. Neither Party shall issue any other public announcement, press release or other public disclosure regarding this Agreement without the other Party’s prior written consent, except for any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted). In the event a Party is, in the opinion of its counsel, required by Applicable Law or the rules of a stock exchange on which its securities are listed (or to which an application for listing has been submitted) to make such a public disclosure, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable (and in no event less than three (3) Business Days prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement or any amendment hereto that has already been publicly disclosed by such Party or by the other Party, in accordance with this Section 6.4; provided that such information remains accurate as of such time and provided the frequency and form of such disclosure are reasonable.

6.5 Publications. The Parties recognize the desirability of publishing and publicly disclosing the results of and information regarding, activities under this Agreement. Accordingly, Licensee shall be free to publicly disclose the results of and information regarding, activities under this Agreement, subject to prior review by AstraZeneca of any disclosure of AstraZeneca’s Confidential Information for issues of patentability and protection of such Confidential Information, in a manner consistent with Applicable Law and industry practices, as provided in this Section 6.5. Accordingly, prior to publishing or disclosing any Confidential Information of AstraZeneca, Licensee shall provide AstraZeneca with drafts of proposed

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abstracts, manuscripts or summaries of presentations that cover such Confidential Information. AstraZeneca shall respond promptly through its designated representative and in any event no later than fifteen (15) days after receipt of such proposed publication or presentation or such shorter period as may be required by the publication or presentation. Licensee agrees to allow a reasonable period (not to exceed thirty (30) days) to permit filings for patent protection and to otherwise address issues of Confidential Information or related competitive harm to the reasonable satisfaction of AstraZeneca. In addition, Licensee shall give due regard to comments furnished by AstraZeneca and such comments shall not be unreasonably rejected.

6.6 Return of Confidential Information. Upon the effective date of the expiration or termination of this Agreement for any reason, either Party may request in writing and the non-requesting Party shall either, with respect to Confidential Information to which such non-requesting Party does not retain rights under the surviving provisions of this Agreement, at the requesting Party’s election, (i) promptly destroy all copies of such Confidential Information in the possession or control of the non-requesting Party and confirm such destruction in writing to the requesting Party or (ii) promptly deliver to the requesting Party, at the non-requesting Party’s sole cost and expense, all copies of such Confidential Information in the possession or control of the non-requesting Party. Notwithstanding the foregoing, the non-requesting Party shall be permitted to retain such Confidential Information (x) to the extent necessary or useful for purposes of performing any continuing obligations or exercising any ongoing rights hereunder and, in any event, a single copy of such Confidential Information for archival purposes and (y) any computer records or files containing such Confidential Information that have been created solely by such non-requesting Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such non-requesting Party’s standard archiving and back-up procedures, but not for any other uses or purposes. All Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 6.1.

6.7 Privileged Communications. In furtherance of this Agreement, it is expected that the Parties may, from time to time, disclose to one another privileged communications with counsel, including opinions, memoranda, letters and other written, electronic and verbal communications. Such disclosures are made with the understanding that they shall remain confidential in accordance with this Article 6, that they will not be deemed to waive any applicable attorney-client or attorney work product or other privilege and that they are made in connection with the shared community of legal interests existing between AstraZeneca and Licensee, including the community of legal interests in avoiding infringement of any valid, enforceable patents of Third Parties and maintaining the validity of the AstraZeneca Patents and Licensee Patents. In the event of any litigation (or potential litigation) with a Third Party related to this Agreement or the subject matter hereof, the Parties shall, upon either Party’s request, enter into a reasonable and customary joint defense agreement. In any event, each Party shall consult in a timely manner with the other Party before engaging in any conduct (e.g., producing information or documents) in connection with litigation or other proceedings that could conceivably implicate privileges maintained by the other Party. Notwithstanding anything contained in this Section 6.7, nothing in this Agreement shall prejudice a Party’s ability to take discovery of the other Party in disputes between them relating to the Agreement and no information otherwise admissible or discoverable by a Party shall become inadmissible or immune from discovery solely by this Section 6.7.

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ARTICLE 7

REPRESENTATIONS AND WARRANTIES

7.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party, as of the Effective Date, and covenants, that:

7.1.1 It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement;

7.1.2 The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and do not violate: (a) such Party’s charter documents, bylaws or other organizational documents; (b) in any material respect, any agreement, instrument or contractual obligation to which such Party is bound; (c) any requirement of any Applicable Law; or (d) any order, writ, judgment, injunction, decree, determination or award of any court or governmental agency presently in effect applicable to such Party;

7.1.3 This Agreement is a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance and general principles of equity (whether enforceability is considered a proceeding at law or equity);

7.1.4 It is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder; and

7.1.5 Neither it nor any of its Affiliates has been debarred or is subject to debarment and neither it nor any of its Affiliates will use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA or who is the subject of a conviction described in such section. It will inform the other Party in writing promptly if it or any such Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306 or if any action, suit, claim, investigation or legal or administrative proceeding is pending, relating to the debarment or conviction of it or any such Person performing services hereunder.

7.2 Additional Representations and Warranties of AstraZeneca. AstraZeneca further represents and warrants to Licensee, as of the Effective Date, (a) AstraZeneca Controls the AstraZeneca Patents and the AstraZeneca Regulatory Documentation as of the Effective Date and has the right to grant the licenses specified herein; and (b) AstraZeneca has not received any written claim or demand alleging that the Development or Commercialization of the Licensed Products as contemplated herein infringes any Patent owned by any Third Party.

7.3 Additional Representations and Warranties of Licensee. Licensee further represents and warrants to AstraZeneca, as of the Effective Date, that Licensee: (a) has conducted its own investigation and analysis of (i) the Patent and other proprietary rights of Third Parties as such rights relate to the Exploitation of the Licensed Compound and Licensed Products as contemplated hereunder and (ii) the potential infringement thereof; (b) understands the complexity and uncertainties associated with possible claims of infringement of Patent or other proprietary rights of Third Parties, particularly those relating to pharmaceutical products; and (c) acknowledges and agrees that it is solely responsible for the risks of such claims.

7.4 DISCLAIMER OF WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON- INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

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7.5 ADDITIONAL WAIVER. LICENSEE AGREES THAT: (a) THE ASTRAZENECA PATENTS ARE LICENSED “AS IS,” “WITH ALL FAULTS,” AND “WITH ALL DEFECTS,” AND LICENSEE EXPRESSLY WAIVES ALL RIGHTS TO MAKE ANY CLAIM WHATSOEVER AGAINST ASTRAZENECA FOR MISREPRESENTATION OR FOR BREACH OF PROMISE, GUARANTEE OR WARRANTY OF ANY KIND RELATING TO THE ASTRAZENECA PATENTS; (b) LICENSEE AGREES THAT ASTRAZENECA WILL HAVE NO LIABILITY TO LICENSEE FOR ANY ACT OR OMISSION IN THE PREPARATION, FILING, PROSECUTION, MAINTENANCE, ENFORCEMENT, DEFENCE OR OTHER HANDLING OF THE ASTRAZENECA PATENTS; AND (c) LICENSEE IS SOLELY RESPONSIBLE FOR DETERMINING WHETHER THE ASTRAZENECA PATENTS HAVE APPLICABILITY OR UTILITY IN LICENSEE’S CONTEMPLATED EXPLOITATION OF THE LICENSED PRODUCTS AND LICENSEE ASSUMES ALL RISK AND LIABILITY IN CONNECTION WITH SUCH DETERMINATION.

7.6 Anti-Bribery and Anti-Corruption Compliance. Licensee agrees, on behalf of itself, its officers, directors and employees and on behalf of its Affiliates, agents, representatives, consultants and subcontractors hired in connection with the subject matter of this Agreement (“Representatives”) that for the performance of its obligations hereunder:

7.6.1 Licensee and its Representatives shall comply with the Anti- Corruption Laws and shall not take any action that will, or would reasonably be expected to, cause AstraZeneca or its Affiliates to be in violation of any Anti-Corruption Laws; and

7.6.2 Licensee shall promptly provide AstraZeneca with written notice of the following events: (a) upon becoming aware of any breach or violation by Licensee or its Representative of any representation, warranty or undertaking set forth in Section 7.6.1, or (b) upon receiving notification that it is the target of an investigation or inquiry by a governmental authority for an Anti-Corruption Law Violation or upon receipt of information from any of its Representatives connected with this Agreement that any of them is the target of an investigation or inquiry by a governmental authority for an Anti- Corruption Law Violation.

ARTICLE 8

INDEMNITY

8.1 Indemnification of AstraZeneca. Licensee shall indemnify AstraZeneca, its Affiliates, its or their (sub)licensees and its and their respective directors, officers, employees and agents (the “AstraZeneca Indemnitees”) and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) arising from or occurring as a result of: (i) the breach by Licensee of this Agreement, including the enforcement of AstraZeneca’s rights under this Section 8.1; (ii) the gross negligence or willful misconduct on the part of Licensee or its Affiliates or its or their Sublicensees or its or their distributors or contractors or its or their respective directors, officers, employees or agents in performing its or their obligations under this Agreement; or (iii) the Exploitation by Licensee or any of its Affiliates or its or their Sublicensees or its or their distributors or contractors of any Licensed Product or the Licensed Compound in or for the Territory, except, in each case ((i), (ii) and (iii)), for those Losses for which AstraZeneca has an obligation to indemnify Licensee pursuant to Section 8.2 hereof, as to which Losses each Party shall indemnify the other to the extent of their respective liability.

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8.2 Indemnification of Licensee. AstraZeneca shall indemnify Licensee, its Affiliates and their respective directors, officers, employees and agents (the “Licensee Indemnitees”) and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims arising from or occurring as a result of: (i) the breach by AstraZeneca of this Agreement, including the enforcement of Licensee’s rights under this Section 8.2; (ii) the gross negligence or willful misconduct on the part of AstraZeneca or its Affiliates or its or their respective directors, officers, employees or agents in performing its obligations under this Agreement; or (iii) the exercise of the Retained Rights by AstraZeneca or its Affiliates or its or their (sub)licensees or its or their distributors or contractors, except, in each case ((i), (ii) and (iii)), for those Losses for which Licensee has an obligation to indemnify AstraZeneca pursuant to Section 8.1 hereof, as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses.

8.3 Indemnification Procedures. All indemnification claims in respect of an AstraZeneca Indemnitee or Licensee Indemnitee shall be made solely by AstraZeneca or Licensee, as applicable (each of AstraZeneca or Licensee in such capacity, the “Indemnified Party”). The Indemnified Party shall give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under this Article 8, but in no event shall the indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims. The indemnifying Party shall have the right to assume the defense of any such Third Party Claim, including the right to select counsel of its choosing and the right to compromise or settle any Third Party Claim, by giving written notice to the Indemnified Party within thirty (30) days after the indemnifying Party’s receipt of an Indemnification Claim Notice; provided, however, that the indemnifying Party shall not make any compromise or settlement admitting fault, subjecting the Indemnified Party to injunctive or other relief, adversely affecting the business of the Indemnified Party or any AstraZeneca Indemnitee or Licensee Indemnitee, as applicable, or incurring any liability on the part of the Indemnified Party or any AstraZeneca Indemnitee or Licensee Indemnitee, as applicable, without the Indemnified Party’s prior written consent, such consent not to be unreasonably withheld or delayed. The Indemnified Party shall be entitled to retain counsel of its choice (at its own expense) to participate in, but not control, the defense of any Third Party Claim. Except as provided in the immediately preceding sentence, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party and any AstraZeneca Indemnitee or Licensee Indemnitee, as applicable, in connection with any Third Party Claim shall be reimbursed on a Calendar Quarter basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund if the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party. If it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend or hold harmless the Indemnified Party from and against the Third Party Claim, the Indemnified Party shall reimburse the indemnifying Party for any and all reasonable and verifiable costs and expenses (including attorneys’ fees and costs of suit) and any Losses incurred by the indemnifying Party in accordance with this Section 8.3 in its defense of the Third Party Claim. If the indemnifying Party is required to defend any Third Party Claim, the Indemnified Party shall, and shall cause its employees and agents to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.

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8.4 Special, Indirect and Other Losses. EXCEPT (i) IN THE EVENT THE WILLFUL MISCONDUCT OR FRAUD OF A PARTY OR OF A PARTY’S BREACH OF ITS OBLIGATIONS UNDER Article 6, (ii) AS PROVIDED UNDER SECTION 10.9, (iii) TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS Article 8, NEITHER PARTY NOR ANY OF ITS AFFILIATES OR (SUB)LICENSEES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES OR FOR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY.

8.5 Insurance. Licensee shall have and maintain such types and amounts of insurance covering its Exploitation of the Licensed Compound and Licensed Products as is (i) normal and customary in the pharmaceutical industry generally for parties similarly situated and (ii) otherwise required by Applicable Law. Upon request by AstraZeneca, Licensee shall provide to AstraZeneca evidence of its insurance coverage, including copies of applicable insurance policies. The insurance policies shall be under an occurrence form, but if only a claims-made form is available to Licensee, then Licensee shall continue to maintain such insurance after the expiration or termination of this Agreement in its entirety for a period of five (5) years.

ARTICLE 9

TERM AND TERMINATION

9.1 Term and Expiration. This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance herewith, shall continue in force and effect until the date of expiration of the last Royalty Term for the last Licensed Product (such period, the “Term”). Following the expiration (but not earlier termination) of the Royalty Term for a Licensed Product in a country, the grants in Section 2.1 shall become non-exclusive, fully-paid, and irrevocable for such Licensed Product in such country. For clarity, upon the expiration of the Term, the grants in Section 2.1 shall become non-exclusive, fully-paid, and irrevocable in their entirety.

9.2 Termination.

9.2.1 Material Breach. If either Party materially breaches any of its obligations under this Agreement (such Party, the “Breaching Party”), in addition to any other right and remedy the other Party (the “Non-Breaching Party”) may have, the Non- Breaching Party may terminate this Agreement by providing ninety (90) days’ (or, with respect to a payment breach, ten (10) days’) (the “Notice Period”) prior written notice (the “Termination Notice”) to the Breaching Party and specifying the breach and its claim of right to terminate; provided that (a) the termination shall not become effective at the end of the Notice Period if the Breaching Party cures the breach specified in the Termination Notice during the Notice Period, (b) if the breach is capable of being cured, but cure of such breach (other than non-payment) cannot reasonably be effected within such ninety (90)-day period, the breaching Party shall deliver to the non-breaching Party a plan reasonably calculated to cure such breach within a reasonable time frame, but in any event within one hundred eighty (180) days, and so long as the breaching Party is diligently carrying out such plan, the non-breaching Party shall not have the right to terminate this Agreement during such 180-day cure period; and (c) with respect to an uncured material breach of Licensee’s diligence obligations under Section 3.2.1 or Section 3.4.1, as applicable, AstraZeneca shall have the right to terminate this Agreement, in its sole discretion, solely with respect to the country(ies) affected by such breach; further provided that, if the breach affects two (2) or more Major Markets, AstraZeneca shall have the right to terminate this Agreement, in its sole discretion, in its entirety.

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9.2.2 Termination by AstraZeneca.

(a) If Licensee fails to close the Financing and issue the License Shares to AstraZeneca during the Financing Period, AstraZeneca shall have the right to immediately terminate this Agreement in its entirety, including the rights of any Sublicensees, upon written notice to Licensee.

(b) If Licensee or any of its Affiliates or Sublicensees, anywhere in the Territory, institutes, prosecutes or otherwise participates in (or in any way aids any Third Party in instituting, prosecuting or participating in), at law or in equity or before any administrative or regulatory body, including the U.S. Patent and Trademark Office or its foreign counterparts, any claim, demand, action or cause of action for declaratory relief, damages or any other remedy or for an enjoinment, injunction or any other equitable remedy, including any interference, re-examination, opposition or any similar proceeding, alleging that any claim in a AstraZeneca Patent is invalid, unenforceable or otherwise not patentable or would not be infringed by Licensee’s activities absent the rights and licenses granted hereunder, AstraZeneca shall have the right to immediately terminate this Agreement in its entirety, including the rights of any Sublicensees, upon written notice to Licensee.

(c) If Licensee permanently ceases development of all Licensed Products and a Licensed Product is not being commercialized in the Territory by or on behalf of Licensee, AstraZeneca shall have the right to terminate this Agreement in its entirety by providing one hundred twenty (120) days’ prior written notice to Licensee; provided that the normal pauses or gaps between or following clinical studies or other studies for the analysis of data, preparation of reports and design of future clinical studies or preparation of regulatory filings and other customary development functions not constituting clinical studies do not constitute a cessation of development.

9.2.3 Termination for Insolvency. If either Party or any of its Affiliates (a) files for protection under bankruptcy or insolvency laws, (b) makes an assignment for the benefit of creditors, (c) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within ninety (90) days after such filing, (d) proposes a written agreement of composition or extension of its debts, (e) proposes or is a party to any dissolution or liquidation, (f) files a petition under any bankruptcy or insolvency act or has any such petition filed against that is not discharged within 60 days of the filing thereof or (g) admits in writing its inability generally to meet its obligations as they fall due in the general course, then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.

9.2.4 Termination by Licensee.

(a) Licensee shall have the right to terminate this Agreement in its entirety without any cause at any time by giving at least one hundred twenty (120) days’ advance written notice to AstraZeneca of such termination; provided that, Licensee shall remain obligated to meet its obligations hereunder and under Applicable Law, including with respect to conducting or funding any Development and Commercialization activities, during such one hundred twenty (120) day period, or such longer period as may be required under Applicable Law.

(b) Licensee shall have the right to terminate this Agreement in its entirety upon written notice to AstraZeneca for Cause. For purposes of this Agreement, “Cause” means (i) a material risk for harm based upon the observation of serious adverse effects in humans after a Licensed Product has been administered to or taken by humans, such as during a clinical trial or after the launch of the Licensed Product and/or (ii) any other situation where, as a result of feedback received from, or other interactions with, Regulatory Authorities, the Development of a Licensed Product in the Field in the Territory is no longer commercially reasonable.

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9.3 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Licensee or AstraZeneca are and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the Party that is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.

9.4 Consequences of Termination.

9.4.1 Termination in its Entirety. In the event of a termination of this Agreement in its entirety for any reason:

(a) all rights and licenses granted by AstraZeneca hereunder shall immediately terminate, including, for clarity, any sublicense granted by Licensee pursuant to Section 2.2 (provided that upon such termination, any such sublicense will continue as a direct license between AstraZeneca and the applicable Sublicensee, subject to AstraZeneca’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed);

(b) in any case of any termination of this Agreement other than by Licensee pursuant to Section 9.2.1 (where AstraZeneca is the Breaching Party) or 9.2.4(b), Licensee shall pay to AstraZeneca an amount equal to the greater of (i) [***] (“Initial Post-Termination Payment”) or (ii) [***] (“Post-Termination Royalty”) during the [***] (“Post-Termination Royalty Period”), [***]. For avoidance of doubt, in the situation where the first Regulatory Approval in the Territory has occurred prior to termination, the Post-Termination Royalty (to the extent the Post-Termination Royalty accrued prior to such termination exceeds the Initial Post-Termination Payment) shall be payable within thirty (30) days after the effective date of termination, and the remainder, if any, shall be payable on a quarterly basis, in accordance with Section 4.5, during the remainder of the Post- Termination Royalty Period.

(c) The Parties acknowledge and agree that the payments set forth in Section 9.4.1(b) are the only payments due to AstraZeneca due in connection with any termination of the Agreement (other than amounts that are outstanding as of the termination date in accordance with the terms of the Agreement), and, without limiting the foregoing, such payments shall constitute Licensee’s sole liability and AstraZeneca’s sole remedy for Licensee’s failure to comply with the diligence obligations under Section 3.2.1 and Section 3.4.1.

9.4.2 Termination in a Terminated Territory. In the event of a termination of this Agreement with respect to a Terminated Territory by AstraZeneca pursuant to Section 9.2.1 (but not in the case of any termination of this Agreement in its entirety):

(a) all rights and licenses granted by AstraZeneca hereunder, and any sublicense granted by Licensee pursuant to Section 2.2, (i) shall automatically be deemed to be amended

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to exclude, if applicable, the right to market, promote, detail, distribute, import, sell for commercial use, offer for commercial sale, file any Drug Approval Application for, or seek any Regulatory Approval for Licensed Products in such Terminated Territory and (ii) shall otherwise survive and continue in effect in such Terminated Territory solely for the purpose of furthering any Commercialization of the Licensed Products in the Territory or for any ongoing Development or Manufacturing in support thereof;

(b) the Parties shall negotiate in good faith a non-exclusive, royalty-bearing license grant and right of reference from Licensee to AstraZeneca under the Licensee Patents, Licensee Know-How, the Product Trademarks, and Regulatory Documentation (including any Regulatory Approvals) then Controlled by Licensee or any of its Affiliates that, in each case, are necessary for AstraZeneca to Develop or Commercialize the Licensed Compound or Licensed Products, or any Improvements thereto, that are or have been the subject of Development or Commercialization hereunder as of the effective date of termination, in each case solely in the Terminated Territory.

9.5 Remedies. Except as otherwise expressly provided herein, termination of this Agreement in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.

9.6 Accrued Rights; Surviving Obligations. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement. Without limiting the foregoing, Articles 1, 8, 10 and Sections 3.2.3 (for the period set forth therein), 3.2.4 (with respect to activities during the Term), 3.3.2 (for sales during the Term), 3.4.3 (for the period set forth therein), 3.4.4 (with respect to activities during the Term), 4.3 (with respect to Milestones achieved during the Term), 4.4 (with respect to Net Sales made during the Term), 4.5 (for final accounting), 4.6 through 4.8 (with regard to accrued but unpaid amounts), 4.9 (for the period set forth therein), 4.10, 4.11, 5.1, 5.7.4, 6.1, 6.2, 9.4, 9.5 and this 9.6 of this Agreement shall survive the termination or expiration of this Agreement for any reason. If this Agreement is terminated with respect to a Terminated Territory but not in its entirety, then following such termination, the foregoing provisions of this Agreement shall remain in effect with respect to the Terminated Territory (to the extent they would survive and apply in the event the Agreement expires or is terminated in its entirety, or as otherwise necessary for any of AstraZeneca and its Affiliates and its and their (sub)licensees to exercise their rights in the Terminated Territory) and all provisions not surviving in accordance with the foregoing shall terminate upon termination of this Agreement with respect to the Terminated Territory and be of no further force and effect.

ARTICLE 10

MISCELLANEOUS

10.1 Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than an obligation to make payments) when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any governmental authority (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement). The non-performing Party shall notify the other Party of such force majeure within thirty (30) days after such occurrence by giving written notice to the other Party stating

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the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform. Without limitation to the foregoing, if the suspension of performance continues for ninety (90) days after the date of the occurrence and such suspension of performance would constitute a material breach of this Agreement in the absence of this Section 10.1, AstraZeneca shall have the right to terminate this Agreement pursuant to Section 9.2 without regard to this Section 10.1, except that in such event no cure period shall apply and AstraZeneca shall have the right to effect such termination upon written notice to Licensee, in its sole discretion.

10.2 Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on the Parties from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.

10.3 Assignment. Neither Party may assign its rights or, except as provided in Section 3.7, delegate its obligations under this Agreement, whether by operation of law or otherwise, in whole or in part without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, except that (a) AstraZeneca shall have the right, without such consent, to (i) perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates or its or their (sub)licensees and (ii) assign any or all of its rights and delegate any or all of its obligations under this Agreement to any Person who acquires all or substantially all of the business to which this Agreement relates, and (b) each Party shall have the right, without such consent, to assign any or all of its rights and delegate any or all of its obligations under this Agreement to any of its Affiliates or its or their (sub)licensees or to any successor in interest as a result of a Change of Control; provided that each Party shall provide written notice to the other Party within thirty (30) days after such assignment or delegation. Any permitted successor of a Party or any permitted assignee of all of a Party’s rights under this Agreement that has also assumed all of such Party’s obligations hereunder in writing shall, upon any such succession or assignment and assumption, be deemed to be a party to this Agreement as though named herein in substitution for the assigning Party, whereupon the assigning Party shall cease to be a party to this Agreement and shall cease to have any rights or obligations under this Agreement. All validly assigned rights of a Party shall inure to the benefit of and be enforceable by, and all validly delegated obligations of such Party shall be binding on and be enforceable against, the permitted successors and assigns of such Party. Any attempted assignment or delegation in violation of this Section 10.3 shall be void and of no effect.

10.4 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid or unenforceable in any respect.

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10.5 Dispute Resolution.

10.5.1 Except as provided in Section 4.11 or 10.9, if a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), then either Party shall have the right to refer such Dispute to the Senior Officers for attempted resolution by good faith negotiations during a period of ten (10) Business Days. Any final decision mutually agreed to by the Senior Officers in writing shall be conclusive and binding on the Parties.

10.5.2 If such Senior Officers are unable to resolve any such Dispute within such ten (10) – Business Day period, either Party shall be free to institute binding arbitration in accordance with this Section 10.5.2 upon written notice to the other Party (an “Arbitration Notice”) and seek such remedies as may be available. Upon receipt of an Arbitration Notice by a Party, the applicable Dispute shall be resolved by final and binding arbitration before a panel of three experts with relevant industry experience (the “Arbitrators”). Each of Licensee and AstraZeneca shall promptly select one Arbitrator, which selections shall in no event be made more than thirty (30) days after the date of the Arbitration Notice. The third Arbitrator shall be chosen promptly by mutual agreement of the Arbitrator chosen by Licensee and the Arbitrator chosen by AstraZeneca, but in no event more than thirty (30) days after the date that the last of such Arbitrators was appointed. The Arbitrators shall determine what discovery will be permitted, consistent with the goal of reasonably controlling the cost and time that the Parties must expend for discovery; provided that the Arbitrators shall permit such discovery as they deem necessary to permit an equitable resolution of the dispute. The arbitration shall be administered by the American Arbitration Association (“AAA”) (or its successor entity) in accordance with the then-current Commercial Rules of the American Arbitration Association including the Procedures for Large, Complex Commercial Disputes (including the Optional Rules for Emergency Measures of Protection), except as modified in this Agreement. The arbitration shall be held in New York, and the Parties shall use reasonable efforts to expedite the arbitration if requested by either Party. The Arbitrators shall, within fifteen (15) days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The decision or award rendered by the Arbitrators shall be final and non-appealable, and judgment may be entered upon it in accordance with Applicable Law in the State of Delaware or any other court of competent jurisdiction. The Arbitrators shall be authorized to award compensatory damages, but shall not be authorized to reform, modify or materially change this Agreement or any other agreements contemplated hereunder.

10.5.3 Each Party shall bear its own counsel fees, costs, and disbursements arising out of the dispute resolution procedures described in this Section 10.5, and shall pay an equal share of the fees and costs of the Arbitrators, and all other general fees related to any arbitration described in Section 10.5.2; provided, however, the Arbitrators shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable counsel fees, costs and disbursements (including expert witness fees and expenses, photocopy charges, or travel expenses), or the fees and costs of the Arbitrators. Unless the Parties otherwise agree in writing, during the period of time that any arbitration proceeding described in Section 10.5.2, as applicable, is pending under this Agreement, the Parties shall continue to comply with all those terms and provisions of this Agreement that are not the subject of such pending arbitration proceeding. Nothing contained in this Agreement shall deny any Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing arbitration proceeding. All arbitration proceedings and decisions of the Arbitrator, as applicable, under Section 10.5, shall be deemed Confidential Information of both Parties under Article 6.

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10.6 Governing Law, Jurisdiction and Service.

10.6.1 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

10.6.2 Jurisdiction. Subject to Section 10.5 and Section 10.9, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of Delaware for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts. The Parties irrevocably and unconditionally waive their right to a jury trial.

10.6.3 Venue. The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts of Delaware and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

10.6.4 Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 10.7.2 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

10.7 Notices.

10.7.1 Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand delivered or sent by an internationally recognized overnight delivery service, costs prepaid, addressed to the Parties at their respective addresses specified in Section 10.7.2 (or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 10.7.1). A copy of the communication shall also be e-mailed to the Parties as specified in Section [ ]. Such Notice shall be deemed to have been given as of the date delivered by hand or on the second Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service. This Section 10.7.1 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

10.7.2 Address for Notice.

If to Licensee, to:

Arcutis, Inc.

70 Willow Road

Suite 200

Menlo Park, CA 94025

Attention: Chief Executive Officer

with an e-mail copy (which shall not constitute notice) to:

tfw@arcutis.com

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If to AstraZeneca, to:

AstraZeneca Pharmaceuticals LP

1800 Concord Pike

Wilminton, DE 19803

Attention: Vice President, Scientific Partnering & Alliances

with an e-mail copy (which shall not constitute notice) to:

legalnotices@astrazeneca.com

10.8 Entire Agreement; Amendments. This Agreement, together with the Schedules attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement. No amendment, modification, release or discharge shall be binding on the Parties unless in writing and duly executed by authorized representatives of both Parties. In the event of any inconsistencies between this Agreement and any schedules or other attachments hereto, the terms of this Agreement shall control.

10.9 Equitable Relief. Each Party acknowledges and agrees that the restrictions set forth in Article 5 and Article 6 are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions and that any breach or threatened breach of any provision of such Articles may result in irreparable injury to such other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of such Articles, the Non-breaching Party shall be authorized and entitled to seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such Non-breaching Party may be entitled in law or equity. Nothing in this Section 10.9 is intended or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.

10.10 Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

10.11 No Benefit to Third Parties. Except as provided in Article 8, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns and they shall not be construed as conferring any rights on any other Persons.

10.12 Further Assurance. Each Party shall duly execute and deliver or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

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10.13 Relationship of the Parties. It is expressly agreed that AstraZeneca, on the one hand and Licensee, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither AstraZeneca, on the one hand, nor Licensee, on the other hand, shall have the authority to make any statements, representations or commitments of any kind or to take any action, that will be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such first Party.

10.14 References. Unless otherwise specified, (i) references in this Agreement to any Article, Section or Schedule shall mean references to such Article, Section or Schedule of this Agreement, (ii) references in any Section to any clause are references to such clause of such Section and (iii) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto.

10.15 Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including,” “include,” or “includes” as used herein shall mean including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto.

10.16 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile, PDF format via email or other electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.

[SIGNATURE PAGE FOLLOWS.]

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THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the date first written above.

ASTRAZENECA AB		ARCUTIS, INC.

By:	/s/ Anders Holmén	By:	/s/ Frank Watanabe
	Anders Holmén	Name: Frank Watanabe
	Vice President, Pharmaceutical Sciences	Title: President and CEO

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Schedule 1.12

AstraZeneca Patents

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Schedule 1.13

AstraZeneca Regulatory Documentation

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